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                                                                     EXHIBIT 2.2


                   INTERNATIONAL MANUFACTURING SERVICES, INC.

                              REDEMPTION AGREEMENT


        THIS REDEMPTION AGREEMENT is entered into as of May 16, 1996, by and between INTERNATIONAL MANUFACTURING SERVICES, INC., a Delaware corporation (individually, "IMS Delaware" and together with the Holding Companies (as hereinafter defined) and the International IMS Entities (as hereinafter defined), the "Company"), and MAXTOR CORPORATION, a Delaware corporation ("Maxtor").


                                    RECITALS

        A. Maxtor owns 10,000,000 shares of Common Stock of IMS Delaware, representing all of the issued and outstanding capital stock of the Company.

        B. IMS Delaware wishes to redeem from Maxtor, and Maxtor wishes to sell to IMS Delaware, 8,010,000 shares of Common Stock of IMS Delaware (the "Shares") on the terms set forth in this Agreement and in accordance with the Delaware General Corporation Law.

        C. IMS Delaware, Maxtor and the investors named on Exhibit A thereto (the "Investors") have entered into a Recapitalization Agreement, dated the date hereof (the "Recapitalization Agreement"), pursuant to which, immediately prior to the Closing (as hereinafter defined) and on the Closing Date (as hereinafter defined), IMS Delaware will sell, and the Investors will purchase, common stock and convertible preferred stock of IMS Delaware.

        D. IMS Delaware contemplates that, in connection with the Transactions (as hereinafter defined), it will obtain (i) senior debt financing in an amount of not less than $32,000,000 (the "Senior Debt") and (ii) junior subordinated debt financing in an amount of not less than $12,500,000 (the "Junior Debt").

        E. IMS Delaware and the Investors have required, as a condition to entering into the Transactions and incurring the Senior Debt and the Junior Debt, that Maxtor make certain representations and warranties and perform certain covenants set forth in this Agreement.

        F. IMS Delaware, the Investors and Maxtor contemplate that certain reorganization actions, as set forth in Part 3.3 of the Disclosure Schedule (the "Reorganization Actions"), will be taken prior to Closing.

        G. Maxtor, the Investors and IMS Delaware contemplate that as a condition to entering into the Transactions that Maxtor and IMS Delaware will enter into the Manufacturing Services Agreement (as hereinafter defined) and the Transition Services Agreement (as hereinafter defined).


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                                    AGREEMENT

        The parties to this Agreement, intending to be legally bound, and in consideration of the mutual promises and covenants set forth herein, in the Recapitalization Agreement, the Manufacturing Services Agreement and the Transition Services, agree as follows:


                                    SECTION 1

                                   DEFINITIONS

        1.1 Definitions. For purposes of the Agreement, except as otherwise expressly provided:

        "Agreement" shall mean this Redemption Agreement, including the documents referenced herein and the exhibits and schedules attached hereto (including the Disclosure Schedule), as it may be amended from time to time.

        A "Breach" of a representation, warranty, covenant, obligation or other provision shall be deemed to have occurred if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim by any Person or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

        "Business" shall have the meaning specified in Section 3.6(c) of the Agreement.

        "Claim Notice" shall have the meaning specified in Section 10.1(c) of the Agreement.

        "Closing" shall have the meaning specified in Section 2.3(c) of the Agreement.

        "Closing Certificate" shall have the meaning specified in Section 2.3(b)(v) of the Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall mean International Manufacturing Services, Inc., a Delaware corporation (or any successor thereto), together with the Holding Companies and the International IMS Entities.

        "Comparable Entities" shall mean Entities (other than the Company) that are engaged in businesses similar to the business of the Company.


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        "Common Stock" shall mean the Class A Common Stock, $0.001 par value, and Class B Common Stock, $0.001 par value, of IMS Delaware.

        "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

        "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, Settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee (excluding costs relating solely to in-house attorneys), expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) (but excluding in-house costs of investigation) or expense of any nature; provided, however, that the amount of any Damages shall be net of (i) any amounts actually recovered by the Company under insurance policies with respect to any loss (offset by any increase in insurance premiums or other insurance costs as a result of any claim with respect to any loss) and (ii) any Tax benefit actually realized by the Company arising from the incurrence or payment of any such loss.

        "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to IMS Delaware on behalf of Maxtor.

        "Employee Benefit Plan" shall mean (i) a plan described in Section 3(3) of ERISA, and (ii) each salary, bonus, deferred compensation, incentive compensation, fringe benefit, stock purchase, severance, termination pay plan, program, agreement or arrangement.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.


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        "ERISA Affiliate" shall mean any Entity that is (or at any time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with Maxtor or the Company under Section 414 of the Code.

        "Fully-Diluted Common Share Equivalents" shall mean all outstanding shares of IMS Delaware's Common Stock and all shares of Common Stock issuable upon conversion of outstanding Preferred Stock or upon exercise of outstanding options or warrants.

        "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

        "Governmental Authorization" shall mean any:

                (a) Permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

                (b)     right under any Contract with any Governmental Body.

        "Governmental Body" shall mean any:

                (a) Nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

                (b) Federal, state, local, municipal, foreign or other government;

                (c) Governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

                (d)     Multi-national organization or body; or

                (e) Individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        "Hazardous Material" shall include:

                (a) Any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;


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                (b)     Any waste, gas or other substance or material that is
explosive or radioactive;

                (c) Any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder);

                (d) Any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)" or "(c)" above.

        "Holding Companies" shall mean IMS Borrower, a Delaware corporation to be formed prior to the Closing, and IMS Holdco, a Delaware corporation to be formed prior to the Closing (and any successors thereto or subsidiaries thereof, respectively).

        "Hong Kong Note" shall have the meaning specified in Section 2.2 of the Agreement.

        "IMS Affiliated Group" means any consolidated, combined or unitary Tax group that includes one or more of IMS, the Holding Companies and the International IMS Entities for any Tax period that (i) ends before the Closing Date or (ii) includes any period through the Closing Date.

        "IMS Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

        "IMS Delaware Note" shall have the meaning specified in Section 2.3 of the Agreement.

        "IMS Guarantee" shall have the meaning specified in Section 2.3 of the Agreement.

        "IMS Plan" shall mean any Employee Benefit Plan that is currently maintained, sponsored or contributed to by Maxtor or the Company or any ERISA Affiliate for the benefit of any current or former employee of the Company.

        "Indemnitee" shall mean the Company and the Investors, and their respective Representatives, successors and assigns.

        "International IMS Entities" shall mean IMS International Manufacturing Services Limited, an exempted Company incorporated in the Cayman Islands ("IMS Cayman"), IMS International Manufacturing Services (Thailand) Limited, a Company organized under the laws


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of Thailand ("IMS Thailand"), and Maxtor (Hong Kong) Limited ("IMS Hong Kong")
(and any successors thereto or subsidiaries thereof, respectively).

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable and includes the principal, notional or capitalized amount of any liability or obligation, together with any unpaid interest, finance charges, transactional costs, fees, expenses and any other amounts owing in respect thereof.

        "Manufacturing Services Agreement" shall have the meaning specified in
Section 2.4(b)(vi) of the Agreement.

        "Material Adverse Change" means any material adverse change that has occurred in the business, financial condition, assets, liabilities, results of operations, financial performance, net income or prospects of the Company, taken as a whole, including, without limitation any material adverse legislation or rule making; provided, however, that any change directly relating to the conversion of the commercial relationship between the Company and Maxtor from a turnkey basis to a consignment basis shall not in and of itself be deemed to be a Material Adverse Change.

        "Material Adverse Effect" means any material adverse effect on the business, financial condition, assets, liabilities, results of operations, financial performance, net income or prospects of the Company, taken as a whole.

        "Material Contract" shall mean any

                (a)     Collective bargaining agreement;

                (b) Mortgage, indenture, note or installment obligation or other instrument or contract for or relating to any borrowing of an amount in excess $100,000 by the Company;

                (c) Guaranty of any obligation in excess of $100,000 by the Company (excluding any endorsement made in the Ordinary Course of Business for collection);


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                (d)     License agreement involving the payment or receipt by
the Company of $100,000 or more during any 12-month period during the term thereof;

                (e) Lease of real or personal property under which the Company is lessor involving annual rentals in excess of $100,000;

                (f) Lease of real property under which the Company is lessee involving annual rentals in excess of $100,000;

                (g) Lease of personal property under which the Company is lessee and which any such entity is obligated to make annual aggregate payments of more than $100,000;

                (h) Agreement for the purchase by the Company of equipment involving outstanding commitments in excess of $100,000;

                (i) Agreement purporting to limit the right of the Company to compete in any line of business, with any person or other entity or in any geographic area;

                (j) Agreement for the purchase or sale of raw materials, products or goods or the provision of services (i) involving payments in excess of $100,000, (ii) at prices that vary from the prices therefor generally prevailing in customary, arms-length transactions or (iii) that may not be terminated by Company on not more than thirty (30) days' notice without penalty;

                (k)     Contract with any Governmental Body or
quasi-governmental authority involving payments in excess $100,000;

                (l) Bond, deposit, financial assurance requirement or insurance coverage in excess of $100,000 individually required to be submitted to customers of the Company, as the case may be, under any sale, lease or service arrangement or to any Governmental Body under any Legal Requirement;

                (m) Agreement or instrument relating to the acquisition by the Company of any entity or all or substantially all of the assets of any person or entity;

                (n) Agreement or commitment relating to the borrowing of money or the guaranty or indemnity (direct or indirect) in respect of or the granting of security for any obligation for the borrowing of money, by the Company in excess of $100,000, including, without limitation, guarantees, accommodation collateral, letters of credit, mortgages, deeds of trust, indentures, loan agreements and credit agreements;

                (o) Agreement or commitment relating to clean-up or remediation involving Hazardous Materials;


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                (p)     Agreement that creates an encumbrance or any restriction
on the ability of the Company to (i) pay dividends or make similar distributions; (ii) make loans or advances to any person or entity, or (iii) sell, lease or transfer any of their respective properties or assets, except (in each case) for such restrictions or encumbrances existing under or by reason of
(A) applicable Legal Requirements, (B) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, or
(C) any instrument governing any outstanding debt of the Company;

                (q) Material indemnification obligations in favor of any person or entity, and any escrow agreements related to any material indemnification or obligation;

                (r) Material confidentiality, secrecy, development or settlement agreement pertaining to any Proprietary Asset;

                (s) Other agreement, Contract or obligation of the Company calling for or involving the payment, potential payment or accrued obligation by or to the Company, as the case may be, from the date hereof through the earliest date /such agreement, contract or obligation can be terminated unilaterally without material penalty by the Company, as the case may be, of an amount in excess of $100,000; or

                (t) Any other Contract, the violation, breach, default or termination of which could result in a Material Adverse Effect.

        "Maxtor" shall mean Maxtor Corporation, a Delaware corporation, or any successor thereof.

        "Maxtor's Knowledge" shall mean, after reasonable investigation, the current actual knowledge of any executive officer or director of each of Maxtor, IMS Delaware, the Holding Companies or the International IMS Entities, except for Melonie Brophy, Katherine Young, Patrick Ngo and Walter Amaral.

        "Maxtor Notes" shall have the meaning specified in Section 2.3 of the Agreement.

        "Maxtor Warrant" shall have the meaning specified in Section 2.2 of the Agreement.

        "Order" shall mean any:

                (a) Order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or


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                (b)     Contract with any Governmental Body entered into in
connection with any Proceeding.

        "Ordinary Course of Business" shall mean any action taken by or on behalf of the Company that:

                (a) Is recurring in nature, is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company;

                (b) Is taken in accordance with sound and prudent business practices;

                (c) Is not required to be authorized by the stockholder of the Company, the board of directors of the Company or any committee of the board of directors of the Company and does not require any other separate or special authorization of any nature; and

                (d) Is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

        "Person" shall mean any individual, Entity or Governmental Body.

        "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

        "Preferred Stock" shall mean the convertible preferred stock of IMS Delaware including the Series A Preferred Stock, $0.001 par value, and Series B Preferred Stock and any subsequently created series.

        "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

        "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, trade styles, trade dress, logos, other source of business identifiers, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, and all rights arising or derivative from, or associated with, any of the foregoing, including without limitation license rights, renewals, extensions, continuations, continuations-in-part,


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rights to sue for past infringement, associated goodwill, formulae, algorithms, quality control procedures, product and service specifications, and operating, production and quality control manuals.

        "Recapitalization Agreement" shall have the meaning set forth in Recital C of the Agreement.

        "Related Party" shall mean each of the following:

                (a) Each individual (including Maxtor) who is, or who has at any time been, an officer, director or stockholder of IMS Delaware or any International IMS Entity;

                (b) Each member of the family of each of the individuals referred to in clause "(a)" above;

                (c) Any Entity (other than IMS Delaware) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest; and

                (d) Any Entity (other than IMS Delaware) which possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of IMS Delaware, whether through the ownership of voting securities, by contract or otherwise.

        "Representatives" shall mean officers, directors, employees, agents, attorneys and advisors.

        "Scheduled Closing Time" shall have the meaning specified in Section 2.3(a) of the Agreement.

        "Stockholders Agreement" shall mean the Stockholders Agreement dated the Closing Date among IMS Delaware, Maxtor and the other Investors pursuant to the Recapitalization Agreement.

        "Subsidiary Notes" shall have the meaning specified in Section 2.3 of the Agreement.

        "Tax" (and, with the correlative meaning, "Taxes" and "Taxable") shall mean (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the


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payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (ii) any liability for the payment of any amounts of the type described in (i) or (ii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Thailand Note" shall have the meaning specified in Section 2.2 of the Agreement.

        "Transactional Agreements" shall mean:

                (a)     The Agreement;

                (b)     The Recapitalization Agreement;

                (c)     The Stockholders' Agreement;

                (d)     The Maxtor Notes;

                (e)     The Subordinated Notes; and

                (f)     The Maxtor Warrant.

        "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

                (i) The sale of the Shares by Maxtor to IMS Delaware in accordance with the Agreement;

                (ii) The sale by IMS Delaware to the Investors in the Recapitalization Agreement of all securities called for thereby; and

                (iii) The performance by IMS Delaware, Maxtor and the Investors pursuant to the Recapitalization Agreement of their respective obligations under the Transactional


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Agreements, and the exercise by IMS Delaware, Maxtor and the Investors pursuant to the Recapitalization Agreement of their respective rights under the Transactional Agreements.

        "Transition Services Agreement" shall have the meaning specified in
Section 2.4(b)(vii) of the Agreement.

        "Unaudited Financial Statements" shall mean: (i) the unaudited combined balance sheets of IMS Delaware as of March 30, 1996 (the "Unaudited Balance Sheet") and March 25, 1995, and the related combined statements of income, stockholders' equity and cash flows for the fiscal years ended March 30, 1996, March 25, 1995 and March 26, 1994, and (ii) a pro forma combined balance sheet as of March 30, 1996, giving effect to the conversion of the commercial relationship between the Company and Maxtor from a turnkey basis to consignment basis (the "Pro Forma Balance Sheet").

        1.2 Interpretations. The words "herein," "hereof," and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.


                                    SECTION 2

                       REDEMPTION AND RELATED TRANSACTIONS

        2.1 Purchase of Shares. Maxtor shall cause to be sold, assigned, transferred, conveyed and delivered to IMS Delaware at the Closing, good, valid and marketable title to the Shares free of any Encumbrances on the terms and subject to the conditions set forth in this Agreement.

        2.2 Purchase Price. As consideration for the sale of the Shares to IMS Delaware at the Closing, IMS Delaware shall (a) pay to Maxtor, by cashier's check or by wire transfer of immediately available funds, $23,700,000, (b) cause IMS Hong Kong to pay to Maxtor $1,300,000 in full satisfaction of a promissory note of IMS Hong Kong to Maxtor (the "Hong Kong Note") (c) issue to Maxtor a promissory note in the amount of $1,700,000 containing the terms set forth in the Terms of Maxtor Notes (as hereinafter defined) attached hereto as Exhibit B (the "IMS Delaware Note"), and (c) issue to Maxtor a warrant to purchase 200,000 shares of IMS Delaware's Class A Common Stock upon substantially the terms described in the Form of Warrant attached hereto as Exhibit A (the "Maxtor Warrant").

        2.3 Ownership of the Holding Companies and the International IMS Entities. On or prior to the Closing, Maxtor shall have (a) caused IMS Delaware to be the sole stockholder, either directly or indirectly, of each of the Holding Companies, IMS Holdco to be the sole stockholder of IMS Hong Kong and IMS Cayman, and IMS Cayman to be the sole stockholder of IMS Thailand (other than directors' qualifying shares or the like, to the extent required by local


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
law) and the corporate structure to be as set forth on Part 2.3 of the Disclosure Schedule and (b) taken the Reorganization Actions set forth on Part
3.3 of the Disclosure Schedule, including the issuance to Maxtor by IMS Hong Kong and IMS Thailand of notes in the aggregate principal amounts of $16,300,000 and $2,000,000, respectively (the "Subsidiary Notes"), containing the terms set forth in the Terms of Maxtor Notes attached hereto as Exhibit B (the IMS Delaware Note and the Subsidiary Notes are hereinafter referred to collectively as the "Maxtor Notes"), and the issuance by IMS Delaware of a guarantee with respect to the Maxtor Notes containing the terms set forth in the term sheet attached hereto as Exhibit B (the "IMS Guarantee").

        2.4     Closing.

                (a) The closing of the sale of the Shares to IMS Delaware (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, 94304 at 10:00 a.m. (Pacific
Time) on May 31, 1996 (or at such other place or time as IMS Delaware and Maxtor may jointly designate with the consent of the Investors). For purposes of this Agreement, "Scheduled Closing Time" shall mean the time and date as of which the Closing is required to take place pursuant to this Section 2.4(a), and "Closing Date" shall mean the time and date as of which the Closing actually takes place.

                (b)     At the Closing:

                        (i) Maxtor shall execute and deliver to IMS Delaware the stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

                        (ii) IMS Delaware shall pay to Maxtor $23,700,000 by cashier's check or by wire transfer of immediately available funds as contemplated by Section 2.2(a);

                        (iii) IMS Delaware shall cause IMS Hong Kong to pay the Hong Kong Note in full by cashier's check or by wire transfer of immediately available funds as contemplated by Section 2.2(b).

                        (iv) IMS Delaware shall issue to Maxtor the IMS Delaware Note;

                        (v) IMS Delaware shall issue to Maxtor the Maxtor Warrant as contemplated by Section 2.2(b);

                        (vi) Maxtor shall execute and deliver to IMS Delaware a certificate (the "Closing Certificate") certifying that (A) each of the representations and warranties made by Maxtor in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that Maxtor is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (C) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 7.3 and 7.4 has been satisfied in all respects;

                        (vii) IMS Delaware shall execute and deliver to Maxtor a certificate (the "IMS Delaware Closing Certificate") certifying that (A) each of the representations and warranties made by IMS Delaware in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that IMS Delaware is required to have complied with or performed pursuant to this Agreement at or prior to Closing has been duly complied with and performed in all respects; and (C) except as expressly set forth in the IMS Delaware Closing Certificate, each of the conditions in Section 8 has been satisfied in all respects;

                        (viii) Robert G. Behlman shall execute and deliver to Maxtor a certificate in the form attached hereto as Exhibit C (the "IMS Officer Certificate").

                        (ix) Maxtor, at its own expense and without any additional consideration from the Company or the Investors, shall execute and deliver all reasonable assignments and licenses and such other documents and instruments as the Company may reasonably request for the purpose of effecting the transfer or license from Maxtor to the Company of the assets listed on Parts 3.6(c) and 3.9(c) of the Disclosure Schedule (it also being understood that, to the extent following the Closing it is reasonably determined that any other assets necessary to enable the Company to conduct the Business have not been transferred or licensed to the Company, Maxtor shall execute and deliver all reasonable assignments and licenses and such other documents and instruments as the Company may reasonably request for the purpose of effecting the transfer or license of such other assets from Maxtor to the Company);

                        (x) Maxtor and IMS Delaware shall execute and deliver the Manufacturing Services Agreement in substantially the form attached hereto as Exhibit D (the "Manufacturing Services Agreement"); and

                        (xi) Maxtor and IMS Delaware shall execute and deliver the Transition Services Agreement in substantially the form attached hereto as Exhibit E (the "Transition Services Agreement").


                                    SECTION 3

                    REPRESENTATIONS AND WARRANTIES OF MAXTOR

        Maxtor represents and warrants, to and for the benefit of the Company and the other Indemnities, except as set forth on the Disclosure Schedule, which is numbered to correspond to the section numbers of this Agreement, as follows:

        3.1     Due Organization; Subsidiaries; Etc.

                (a) IMS Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Part 3.1(a) of the Disclosure Schedule, each of the Holding Companies will be prior to the Closing, and each of the International IMS Entities is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.

                (b) Except as set forth in Part 3.3 of the Disclosure Schedule, since January 1, 1996, neither IMS Delaware nor any of the Holding Companies or the International IMS Entities has merged with, assumed any liabilities of or acquired or succeeded to a substantial portion of the business of any other Entity.

                (c) Each of IMS Delaware and the International IMS Entities is, and each of the Holding Companies will be on or prior to the time IMS Holdco becomes the sole stockholder of IMS Hong Kong and IMS Cayman, duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Part 3.1(c) of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of each such entity's assets and properties, or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by such entity to be qualified, licensed or admitted or in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect.

                (d) As of the Closing Date, IMS Delaware will be the sole stockholder, either directly or indirectly, of each of the Holding Companies and the International IMS Entities (other than directors qualifying shares or the like required by local law). As of the Closing Date the Holding Companies will be formed as part of the Reorganization Actions set forth on Part 3.3 of the Disclosure Schedule. Other than the International IMS Entities themselves, neither IMS Delaware nor any of the International IMS Entities owns, beneficially or otherwise, any shares or other securities of, or has any direct or indirect interest of any nature in, any other Entity.

        3.2     Certificate of Incorporation and Bylaws; Records.

                (a) Except as set forth in Part 3.2(b) of the Disclosure Schedule, the Company's records include accurate and complete copies of:

                        (i) The Certificate of Incorporation and Bylaws (or equivalent charter documents) of IMS Delaware, each of the Holding Companies and each of the International IMS Entities, including all amendments thereto;

                        (ii) The stock records of IMS Delaware, each of the Holding Companies and each of the International IMS Entities, respectively; and

                        (iii) The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of IMS Delaware, each of the Holding Companies and each of the International IMS Entities, respectively, the board of directors of IMS Delaware and each of the International IMS Entities, respectively, and all committees of the board of directors of IMS Delaware and each of the International IMS Entities, respectively.

                (b) Except as set forth in Part 3.2(b) of the Disclosure Schedule, the books of account, stock records, minute books and other corporate records of IMS Delaware, each of the Holding Companies and each of the International IMS Entities, respectively are accurate, up-to-date and complete. All of the corporate records of IMS Delaware and each of the International IMS Entities, respectively, are in the direct control of IMS Delaware.

        3.3 Capitalization. Maxtor is, and will be as of the Closing Date, the sole stockholder of IMS Delaware. Part 3.3 of the Disclosure Schedule sets forth a complete description of the capitalization of IMS Delaware, each of the Holding Companies and each International IMS Entity (i) as of March 30, 1996 (except with respect to the Holding Companies, which shall be formed following the execution of this Agreement), and (ii) following the Reorganization Actions set forth on Part 3.3 of the Disclosure Schedule. Except as set forth in Part
3.3 of the Disclosure Schedule, other than as set forth in the Transactional Agreements and as contemplated in Recital A of the Recapitalization Agreement, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of IMS Delaware, any of the Holding Companies or any International IMS Entity; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of IMS Delaware, any of the Holding Companies or any International IMS Entity; or (c) Contract under which IMS Delaware, any of the Holding Companies or any International IMS Entity is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

        3.4 Financial Statements. The Unaudited Financial Statements were, and when delivered pursuant to Section 5.4 the Audited Financial Statements will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the Unaudited Financial Statements do not have notes), present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby, are correct and complete in all material respects and are consistent with the books and records of the Company.

        3.5 Absence Of Changes. Except as set forth in Part 3.5 of the Disclosure Schedule, since the date of the Unaudited Balance Sheet:

                (a) There has not been any Material Adverse Change, and no event has occurred that could reasonably be expected to have a Material Adverse Effect.

                (b) There has not been any material loss, damage or destruction to, or any interruption in the use of, any of the tangible or intangible assets of the Company (whether or not covered by insurance);

                (c) Other than as set forth in Part 3.3 of the Disclosure Schedule, the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                (d) The Company has not purchased or otherwise acquired any asset from any other Person having a value of greater than $100,000 individually or $250,000 in the aggregate, except for supplies or inventory (or capital equipment as provided under Section 3.4(f)) acquired by the Company in the Ordinary Course of Business;

                (e) The Company has not leased or licensed any asset from any other Person having a value of greater than $100,000, except in the Ordinary Course of Business;

                (f) The Company has not made any capital expenditure having a value of greater than $100,000 individually or $250,000 in the aggregate;

                (g) The Company has not sold or otherwise transferred, leased or licensed any asset to any other Person, except for sales of the Company's products in the Ordinary Course of Business and sales of assets that are not material;

                (h) The Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness having a value of greater than $100,000 individually or $250,000 in the aggregate;

                (i) The Company has not made any loan or advance to any other Person, except travel and other similar expense advances to employees made in the Ordinary Course of Business;

                (j) The Company has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors, except wage and salary increases made in connection with annual reviews in the Ordinary Course of Business, none of which exceeded 10% of current salary;

                (k) No Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated (except for scheduled terminations in accordance with the terms of such Contract) in a manner or under circumstances that will have a Material Adverse Effect;

                (l) The Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability having a value in excess of $100,000 individually or $250,000 in the aggregate, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Balance Sheet or have been incurred by the Company since the date of the Unaudited Balance Sheet in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

                (m) The Company has not forgiven any debt or otherwise released or waived any right or claim which has had or will have, in any case or in the aggregate, a Material Adverse Effect;

                (n) The Company has not changed any of its methods of accounting or accounting practices in any material respect for financial, accounting or Tax purposes;

                (o) The Company has not incurred any Liability other than the current Liabilities incurred, or obligations under Contracts entered into, in the Ordinary Course of Business;

                (p) The Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business which has had or could have, in any case or in the aggregate, a Material Adverse Effect;

                (q)     The Company has not suffered any labor difficulty; and

                (r) The Company has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(p)" above.

        3.6     Title to Assets.

                (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Balance Sheet; (ii) all assets acquired by the Company since the date of the Unaudited Balance Sheet; (iii) all assets referred to in Part 3.9 of the Disclosure Schedule identified as being owned by the Company; and (iv) all other assets reflected in the books and records of the Company as being owned by the Company. As of the Closing, all of said assets are owned by the Company free and clear of any Encumbrances, except as set forth in
Part 3.6(a) of the Disclosure Schedule and except for Encumbrances incidental to the conduct of the Company's business or the ownership of said assets (and not incurred in connection with the borrowing of money or the acquisition of said assets), which do not materially detract from the value of said assets or impair the use thereof in the conduct of the Company's business or the financing thereof.

                (b) Part 3.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company under agreements providing for aggregate lease or license payments greater than $100,000.

                (c) The assets owned by, and leased and licensed to, the Company (including the assets reflected on the Pro Forma Balance Sheet) will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets reasonably necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted (the "Business"). Maxtor does not possess any assets which would be reasonably necessary to produce the results set forth in the Financial Statements, except for the assets set forth on Part 3.6(c) of the Disclosure Schedule.

                (d) Since March 30, 1996, neither IMS Delaware nor any of the International IMS Entities has changed its name or corporate structure. Except as set forth in Parts 3.3 and 3.9 of the Disclosure Schedule, the Company does not use any trade names.

        3.7 Equipment, Etc. Each item of equipment, material, prototype, tool, supply, vehicle, item of furniture, fixture, improvement and other tangible asset owned by or leased to the Company (i) is in good condition and repair (reasonable wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is reasonably suitable for the uses to which it is being put.

        3.8 Real Property. The Company does not own any real property or any leasehold interest in real property, except as identified in Part 3.8 of the Disclosure Schedule. Part 3.8 of the Disclosure Schedule provides an accurate and complete description of the premises owned or occupied by the Company or covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises. Except as set forth on Part 3.8 of the Disclosure Schedule, there exists no event of default by the Company or Maxtor (nor any event which with notice or lapse of time would constitute an event of default by the Company or Maxtor) with respect to any agreement or instrument with regard to such premises and facilities, and to the knowledge of Maxtor, there exists no event of default by any of the other parties thereto (nor any event which with notice or lapse of time would constitute an event of default by any of the other parties thereto) with respect to any such agreement or instrument, except where such default would not have a Material Adverse Effect on the Business. Except as set forth on Part 3.8 of the Disclosure Schedule, all such agreements and instruments are in full force and effect.

        3.9     Proprietary Assets.

                (a) Set forth on Part 3.9(a) of the Disclosure Schedule is a list of all (i) patented or registered Proprietary Assets and pending applications for the registration of Proprietary Assets, in each case owned by the Company relating to the Business; (ii) trade or corporate names used by the Company relating to the Business; (iii) material computer software and material third party databases created or used by the Company related to the Business; (iv) material unregistered trademarks owned or used by the Company relating to the Company; and (v) material licenses and other rights granted by the Company to any third party or material licenses granted by any third party to the Company, in each case with respect to Proprietary Assets relating to the Business.

                (b) Except as set forth on Part 3.9(b) of the Disclosure Schedule, (i) the Company owns all right, title and interest in or has a valid license from a third party to use all Proprietary Assets reasonably necessary for the operation of the Business, free and clear of any Encumbrances or adverse claims; (ii) no claim by any third party contesting the validity, enforceability, ownership or use of any of the Proprietary Assets owned or used by the Company relating to the Business has been made, is currently outstanding or is threatened, and there are no grounds for the same; (iii) no loss or expiration of any individual Proprietary Assets right or related group of Proprietary Assets rights owned or used by the Company relating to the Business is threatened, pending or foreseeable to Maxtor's Knowledge; (iv) the Company has not received any notice of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Asset owned or used by the Company relating to the Business; (v) the Company has not infringed, misappropriated or otherwise conflicted with any Proprietary Asset of any third party, to Maxtor's Knowledge, nor received any claims of such infringement, misappropriation or conflict from a third party, and, to Maxtor's Knowledge, there is no infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business; and (vi) the Company has taken all action reasonably necessary to maintain and protect the Proprietary Assets relating to the Business owned or used by it and will continue to reasonably maintain and protect such Proprietary Assets prior to the Closing so as not to affect adversely the validity or enforceability of such Proprietary Assets.

                (c) Without limiting the foregoing, and except for Maxtor Proprietary Assets which are licensed to and used by the Company to provide services to Maxtor, none of the Proprietary Assets necessary to enable the Company to conduct the Business is licensed to or from Maxtor, nor does Maxtor have any ownership interest in or claim thereto, except as set forth on Part 3.9(c) of the Disclosure Schedule, all of which interest will be transferred to the Company.

                (d) Except as set forth in Part 3.9(d) of the Disclosure Schedule, each current and former employee of the Company has executed a non-disclosure and invention assignment agreement in the Company's current standard form thereof or in substantially similar form. Copies of all such agreements are in the possession of the Company.

        3.10    Contracts.

                (a) Part 3.10(a) of the Disclosure Schedule identifies each IMS Contract that is a Material Contract and to Maxtor's Knowledge provides an accurate and complete description of all oral IMS Contracts that are Material Contracts. The Company has in its actual possession and direct control accurate and complete copies of all IMS Contracts that are Material Contracts, including all amendments thereto. Each IMS Contract is valid and in full force and effect.

                (b)     Except as set forth in Part 3.10(b) of the Disclosure
Schedule:

                        (i) No Person has violated or breached, or declared or committed any default under, any IMS Contract, except for any violation, breach or default which has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect;

                        (ii) No event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any IMS Contract, except for any violation or breach which could not reasonably be expected to result in a Material Adverse Effect, (B) give any Person the right to declare a default or exercise any remedy under any IMS Contract, except for any default or remedy which could not reasonably be expected to result in a Material Adverse Effect, (C) give any Person the right to accelerate the maturity or performance of any IMS Contract, except for any such acceleration in maturity or performance which could not reasonably be expected to result in a Material Adverse Effect, or (D) give any Person the right to cancel, terminate or modify any IMS Contract, except for any such cancellation, termination or modification which could not reasonably be expected to result in a Material Adverse Effect;

                        (iii) The Company has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any IMS Contract, except for any violation, breach or default which has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect; and

                        (iv) The Company has not knowingly waived any right under any IMS Contract, except for any waiver which has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

                (c) Except as set forth in Part 3.10(a) of the Disclosure Schedule, the Company has not guaranteed or otherwise agreed to cause, insure or become liable for, and the Company has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

                (d) The Contracts identified in Part 3.10(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct the Business prior to and following the Closing.

        3.11 Liabilities. Except as set forth in Part 3.11 of the Disclosure Schedule, the Company has no Liabilities, except for:

                (a) Liabilities identified in the Unaudited Balance Sheet as and to the extent reflected or reserved therein;

                (b) Liabilities incurred by the Company in bona fide transactions entered into in the Ordinary Course of Business since the date of the Unaudited Balance Sheet, and not otherwise in contravention of this Agreement;

                (c) Obligations under the Contracts listed in Part 3.10(a) of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable by reference to such Contracts; and

                (d) Obligations which individually and in the aggregate arose in the Ordinary Course of Business, are not material to the Company and have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

        3.12    Compliance With Legal Requirements. Except as set forth in Part
3.12 of the Disclosure Schedule:

                (a) The Company is in compliance in all material respects with each Legal Requirement that is applicable to it or reasonably necessary to enable it to conduct the Business or to own or use any of its assets and to occupy its facilities;

                (b) Since March 30, 1996, the Company has at all times been in compliance with each Legal Requirement, the default of which could have a Material Adverse Effect, that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                (c) No event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, the default of which could reasonably be expected to have a Material Adverse Effect or interfere with the consummation of the transactions contemplated hereby; and

                (d) The Company has not received, at any time since March 30, 1996, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, the violation or default of which could have a Material Adverse Effect, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, the violation or default of which could have a Material Adverse Effect.

        3.13    Governmental Authorizations.

                (a) Part 3.13(a) of the Disclosure Schedule identifies each Governmental Authorization that is held by the Company. Each Governmental Authorization identified in Part 3.13 of the Disclosure Schedule is valid and in full force and effect.

                (b)     Except as set forth in Part 3.13(b) of the Disclosure
Schedule:

                        (i) The Company is and at all times since March 30, 1996, has been in compliance with all of the terms and requirements of each Governmental Authorization identified in Part 3.13(b) of the Disclosure Schedule; and

                        (ii) No event has occurred, and to Maxtor's Knowledge no condition or circumstance exists, that could (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified in Part 3.13(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified in Part 3.13(b) of the Disclosure Schedule.

                (c) The Governmental Authorizations held by the Company constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct the Business, (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used, and (iii) to enable and permit the Company, following the Closing, to do the same.

        3.14    Tax Matters.

                (a) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any Taxable period ending on or before the Closing, by or on behalf of the Company, and each IMS Affiliated Group (collectively, the "Company Returns"), have been or will be filed when due (including any extensions of such due date). All such Company Returns were or will be correct and complete when filed. All Taxes owed by the Company that are due have been paid. The Unaudited Balance Sheet (i) fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date thereof, and the Company will not incur any Tax liability in excess of the amount reflected on the Unaudited Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with GAAP all liabilities for Taxes payable after March 30, 1996, with respect to all transactions and events occurring on or prior to such date. Any and all information set forth in the notes to the Company's consolidated financial statements relating to Tax matters is true, complete and accurate in all respects.

                (b) No Tax liability since March 30, 1996, has been incurred by the Company or any IMS Affiliated Group other than in the Ordinary Course of Business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly basis. The Company has withheld and paid to the applicable financial institution or Governmental Body, as the case may be, all amounts required to be withheld. All Company Returns filed with respect to Taxable years of the Company through the Taxable year ended March 28, 1992, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any IMS Affiliated Group has granted any extension or waiver of the limitation period applicable to any Taxes.

                (c) There is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any IMS Affiliated Group in respect of any Tax or assessment. No notice of deficiency or similar document of any Governmental Body has been received by the Company or any IMS Affiliated Group, and there are no liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Governmental Body that could, if determined adversely to the Company, materially and adversely affect the liability of the Company or any IMS Affiliated Group for Taxes. Neither the Company, nor any other person on behalf of the Company, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company, except liens for current Taxes not yet due. Except as may be required as a result of the transactions contemplated hereby, the Company has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                (d) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 162 or 404 of the Code. Other than pursuant to this Agreement and as set forth in
Part 3.14 of the Disclosure Schedule, the Company is not a party to or bound by (or will prior to the Closing become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) other than by virtue of any obligation arising by operation of law as a result of being a member of an IMS Affiliated Group of which Maxtor is the common parent. None of the assets of the Company (i) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The Company has not participated in (or will prior to the Closing participate in) an international boycott within the meaning of Section 999 of the Code. The Company has heretofore provided or made available to the Investors true and correct copies of all Tax Returns, and, as reasonably requested by the Investors prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

                (e) Part 3.14(e) of the Disclosure Schedule lists (i) any Tax exemption, Tax holiday or other Tax-sparing agreement that the Company has in any jurisdiction, including the nature, amount and lengths or such Tax exemption, Tax holiday or other Tax-sparing arrangement and (ii) any expatriate tax programs or policies affecting the Company. The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing agreement or order of a foreign government and the consummation of the transactions contemplated hereby shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax sharing agreement or order.

        3.15 Employee And Labor Matters. Except as set forth in Part 3.15 of the Disclosure Schedule:

                (a) The Company is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

                (b) The employment of the employees of the Company is terminable by the Company at will. The Company has in its actual possession and direct control accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

                (c) The Company is not engaged in any unfair labor practice of any nature. Since January 1, 1994, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

                (d) The Company has at all times conducted its business in compliance in all respects with the local labor laws of all jurisdictions in which the Company has conducted its business and the United States Fair Labor Standards Act, to the extent applicable, except for any noncompliance which could not be reasonably expected to have a Material Adverse Effect.

                (e) The Company is not a party to or bound by any employment agreement which obligates the Company to pay separation, severance, termination or similar benefits as a result of or arising out of any of the Transactions.

        3.16    Benefit Plans; ERISA.

                (a) Part 3.16(a) of the Disclosure Schedule identifies each IMS Plan. The Company has not incurred any Liability with respect to any IMS Plan, except as set forth in Part 3.16(a) of the Disclosure Schedule.

                (b)     No IMS Plan:

                        (i) Provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation;

                        (ii)    Is or was a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA; or

                        (iii) Is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

                        (iv) Obligates the Company to pay separation, severance, termination or similar benefits as a result of or arising out of any of the Transactions.

                (c) The Company has in its actual possession and direct control, with respect to each IMS Plan:

                        (i) An accurate and complete copy of such IMS Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future);

                        (ii) An accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such IMS Plan; an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of the Company with respect to such IMS Plan;

                        (iii) An accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Body with respect to such IMS Plan; and

                        (iv)    An accurate and complete copy of any
determination letter, notice or other document that has been issued by, or that has been received by the Company from, any Governmental Body with respect to such IMS Plan.

                (d) Each IMS Plan is being and at all times has been operated and administered in compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any IMS Plan has been duly accrued and made on a timely basis.

                (e) Each IMS Plan at all times has complied and been operated and administered in compliance with all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. The Company has not incurred any Liability to the Internal Revenue Service or any other Governmental Body with respect to any IMS Plan; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. Neither the Company, nor any Person that is or was an administrator or fiduciary of any IMS Plan (or that acts or has acted as an agent of the Company or any such administrator or fiduciary), has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject the Company to any Liability for breach of any fiduciary duty or any other duty. No IMS Plan, and no Person that is or was an administrator or fiduciary of any IMS Plan (or that acts or has acted as an agent of any such administrator or fiduciary) has in any respect:

                        (i) Engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code;

                        (ii) Failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or

                        (iii) Taken any action that (A) may subject such IMS Plan or such Person to any Tax, penalty or Liability relating to any "prohibited transaction," or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any claim under, on behalf of or with respect to such IMS Plan.

                (f) Except as set forth in Part 3.16(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement or other related Transactional Agreements by Maxtor or the Company nor the consummation of the Transactions contemplated hereby or the related Transactions will result in the acceleration or creation of any rights of any person to benefits under any IMS Plan (including, without limitation, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any IMS Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

        3.17    Environment, Health and Safety.

                (a) For the purpose of this Section the following terms are defined as set forth below:

                        "Contamination" is the presence of any Hazardous Material in the soil, groundwater, surface water, ambient air, or building materials of any real property in a concentration exceeding a level which would require any investigation, remediation, removal, or monitoring pursuant to Applicable Environmental Health and Safety Requirements, or which would otherwise exceed the concentrations allowed by Applicable Environmental Health and Safety Requirements.

                        "Applicable Environmental Health and Safety Requirement" are all currently applicable Legal Requirements (including common laws and equitable principles) regulating, prohibiting or relating to any Hazardous Material, any Hazardous Material Activity, public health, worker health or safety, pollution, protection of the environment, and any currently applicable order, injunction, settlement agreement, consent decree, or guideline issued by any court of competent jurisdiction or any Governmental Body pursuant to or with respect to any of the foregoing.

                        "Hazardous Materials" are any materials or substances prohibited or regulated by any Applicable Environmental Health and Safety Requirement or designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, (including without limitation solvents, petroleum, crude oil fractions, pesticides, asbestos containing materials, radon gas, radioactive materials, blood, biological substances used in or produced from the diagnosis, treatment or immunization of human beings or animals or from research or testing pertaining thereto, and medical "sharps" waste). For the purposes of this agreement, Hazardous Materials do not include janitorial or office materials in customary quantities used solely for office and janitorial purposes, provided no permit or approval is required by any Governmental Body for such use.

                        "Hazardous Materials Activity" is the transportation, transfer, recycling, storage, use, handling, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or material containing a Hazardous Material.

                (b) Compliance With Applicable Environmental Health and Safety Requirements and Agreements. Except as set forth on Part 3.17 of the Disclosure Schedule, to Maxtor's Knowledge, all Hazardous Materials Activities of the Company have been conducted in compliance with Applicable Environmental Health and Safety Requirements, except any non-compliance with which will not have a Material Adverse Effect on the Company. Except as set forth on Part 3.17 of the Disclosure Schedule, the current Hazardous Materials Activities of the Company comply in all material respects with Applicable Environmental Health and Safety Requirements and with any Contract currently binding upon Company with respect to the Hazardous Materials Activities currently conducted by the Company.

                (c) Contamination. Except as disclosed on Part 3.17 of the Disclosure Schedule, the Company is not discharging, releasing, or disposing of, Hazardous Materials to the soil, groundwater, surface water or building materials of any facility currently occupied by the Company nor any manner which violates any Applicable Environmental Health and Safety Requirement or contract binding upon the Company's Hazardous Materials Activities. Except as disclosed on Part 3.17 of the Disclosure Schedule, to Maxtor's Knowledge, the Company has not discharged, released, disposed of or emitted any Hazardous Materials to the soil, groundwater, surface water or building materials of any facility in an amount or in a manner that would, if known by a Governmental Body having jurisdiction over such matters, result in any fine or monetary obligation or require investigation, containment, remediation, monitoring, or removal under Applicable Environmental Health and Safety Requirements that would in the aggregate have a Material Adverse Effect. Except as disclosed on Part 3.17 of the Disclosure Schedule, to Maxtor's knowledge as of the Closing, no Contamination which would be the legal responsibility of the Company in whole or in part (a) is present at any real property which is now operated, or which has anytime been owned, by the Company; (b) was present at any real property operated by the Company at the time the Company's legal and possessory rights in the property ended, or (c) is present at any other real property to which Hazardous Materials produced, generated or transported by the Company have been delivered that would in the aggregate have a Material Adverse Effect.

                (d) Permits. Except as set forth on Part 3.17 of the Disclosure Schedule, all approvals, permits, licenses, environmental clearances and consents required for the conduct of Hazardous Materials Activities of the Company as presently conducted ("Environmental Permits") are in full force and effect, and the Company is in compliance in material respects with all covenants and conditions of said Permits. Except as set forth on Part 3.17 of the Disclosure Schedule, the occurrence of the Transaction, in and of themselves, will not cause any such Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of typical permit fees and no filing is required with any governmental authority issuing an Environmental Permit in connection with the occurrence of the Transactions.

                (e)     Environmental Expenditures. Except as set forth on Part
3.17 of the Disclosure Schedule, as of the Closing, except for expenditures which have been reserved against in the Company's Unaudited Financial Statements and Audited Financial Statements or which in the aggregate do not exceed $100,000, neither the Company nor Maxtor has received any notice that (and neither is otherwise aware that) any Applicable Environmental Health and Safety Requirement or any Contract currently binding upon the Company with respect to its Hazardous Materials Activities currently requires (a) the making of any capital improvement or repair, (b) the making of any modification, cessation or removal of any manufacturing, storage, or assembly process or equipment; or (c) the investigation, monitoring, removal, remediation or monitoring of any Contamination.

        3.18 Insurance. The Company has in its actual possession and direct control accurate and complete copies of all of the insurance policies (including all renewals thereof and endorsements thereto) maintained by or on behalf of the Company. Each of such policies is valid, enforceable and in full force and effect, and such insurance policies are in coverage amounts, scope and terms of a nature as is customary for Comparable Entities and reasonably sufficient to insure the Company against the risks associated with the Business. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

        3.19    Related Party Transactions. Except as set forth in Part 3.3 or
Part 3.19 of the Disclosure Schedule or as contemplated by the Transaction
Agreements:

                (a) No Related Party has any ownership interest of any nature in any of the assets of the Company;

                (b)     No Related Party is indebted to the Company;

                (c)     The Company is not indebted to any Related Party; and

                (d) No Related Party currently has any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company (other than employee non-disclosure and invention assignment agreements entered into in the Ordinary Course of Business).

        3.20    Proceedings; Orders.

                (a) Except as set forth in Part 3.20 of the Disclosure Schedule, there is no pending Proceeding, nor, to Maxtor's Knowledge, any threat thereof by any Person:

                        (i) That involves the Company, any of its assets or the Shares or that otherwise relates to or might affect the Business or any of the Company's assets or the Shares or the Company's interest in the Shares following the Closing (whether or not the Company is named as a party thereto); or

                        (ii) That challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 3.20 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could directly or indirectly to give rise to or serve as a basis for the commencement of any such Proceeding.

                (b) The Company has in its actual possession and direct control accurate and complete copies of all pleadings, correspondence and other written materials (to which Maxtor or the Company has access) that relate to the Proceedings required to be identified in Part 3.20 of the Disclosure Schedule and all other Proceedings completed since January 1, 1994.

                (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. Neither Maxtor nor any other Related Party is subject to any Order could reasonably be expected to have a Material Adverse Effect.

                (d) To Maxtor's Knowledge, no employee of the Company is subject to any Order that may prohibit such officer or employee from engaging in or continuing any conduct, activity or practice involving his or her employment by the Company.

                (e) To Maxtor's Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect or materially adversely affect the ability of Maxtor or the Company to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

        3.21 Authority; Binding Nature of Agreements. Each of Maxtor, IMS Delaware, the Holding Companies and the International IMS Entities has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party. The execution, delivery and performance by each of Maxtor, IMS Delaware, the Holding Companies and the International IMS Entities of the Transactional Agreements to which it is or may become a party have been, or prior to Closing will be, duly authorized by all necessary action on the part of Maxtor, IMS Delaware, the Holding Companies or the International IMS Entities, as the case may be, and their respective stockholders, boards of directors and officers. This Agreement constitutes the legal, valid and binding obligation of each of Maxtor and IMS Delaware, enforceable against each of them in accordance with its terms. Upon the execution and delivery of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which Maxtor, IMS Delaware, the Holding Companies or any of the International IMS Entities is a party will constitute the legal, valid and binding obligation of each of Maxtor, IMS Delaware, the Holding Companies and the International IMS Entities, as the case may be, and will be enforceable against each of them in accordance with its terms.

        3.22 Non-Contravention; Consents. Except as set forth in Part 3.22 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions (excluding any consummation or performance to occur after the Closing), will directly or indirectly (with or without notice or lapse of time):

                (a) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Maxtor or the Company, or any of the assets of the Company, is subject;

                (b) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any employee of the Company;

                (c) Contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any IMS Contract, except for any contravention, conflict, violation, breach or default which could not reasonably be expected to result in a Material Adverse Effect;

                (d) Give any Person the right to (i) declare a default or exercise any remedy under any IMS Contract, except where any such default or exercise of a remedy could not reasonably be expected to result in a Material Adverse Effect, (ii) accelerate the maturity or performance of any IMS Contract, except where such acceleration could not reasonably be expected to result in a Material Adverse Effect, or (iii) cancel, terminate or modify any IMS Contract, except where any such cancellation, termination or modification could not reasonably be expected to result in a Material Adverse Effect;

                (e) Contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which Maxtor is a party or by which Maxtor is bound; or

                (f) Result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares or the assets of the Company.

Except as set forth in Part 3.22 of the Disclosure Schedule, and assuming the representations in Section 3 of the Recapitalization Agreement are accurate, neither Maxtor nor the Company was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

        3.23 Notes and Accounts Receivable. All notes and accounts receivable of the Company comprising part of the assets of the Company are reflected properly on its books and records in accordance with GAAP consistently applied, are current (according to the historical accounting practices of IMS Delaware and each of the International IMS Entities) and are valid receivables subject to no Encumbrances, setoffs or counterclaims, except for an allowance for doubtful accounts set forth on the face of the Unaudited Balance Sheet, as reasonably adjusted for the passage of time through the Closing Date.

        3.24 Inventory. Except as set forth on Part 3.24 of the Disclosure Schedule, the inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory write down set forth on the face of the Pro Forma Balance Sheet (rather than in any notes thereto), as reasonably adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

        3.25 Product Warranty. Each product manufactured, sold, leased or delivered by the Company has been manufactured, sold, leased or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (and to Maxtor's Knowledge there is no basis for any present or future action, suit, Proceeding, claim or demand against the Company giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims as set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) as reasonably adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Except as set forth on Part 3.25 of the Disclosure Schedule, no product manufactured, sold, leased or delivered by the Company is subject to any guarantee, warranty or other indemnity beyond the Company's applicable standard terms and conditions of sale or lease.

        3.26 Product Liability. To Maxtor's Knowledge, the Company does not have any liability (and there is no basis for any present or future action, suit, Proceeding, claim or demand against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.

        3.27 Brokers. Neither Maxtor nor any of its officers or directors has agreed to or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

        3.28 Manufacturing Services Agreement. To Maxtor's Knowledge, Maxtor has no current reason to believe that products to be manufactured by the Company for Maxtor pursuant to the Manufacturing Services Agreement will not be competitive in terms of price or quality, provided that Maxtor's future assertion of its right not to purchase products under the Manufacturing Services Agreement if the Company is not competitive in terms of price and quality shall not be deemed to be a breach of this representation and shall not be limited in any manner by this representation.


                                    SECTION 4

                 REPRESENTATIONS AND WARRANTIES OF IMS DELAWARE

        IMS Delaware represents and warrants, to and for the benefit of Maxtor, as follows:

        4.1 Brokers. Neither IMS Delaware nor its officers or directors has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finders' fee or similar commission or fee from Maxtor in connection with any of the Transactions.


                                    SECTION 5

                          CLOSING COVENANTS OF MAXTOR.

        5.1 Access And Investigation. At all times from and after the date hereof and until the Closing, Maxtor shall provide the Company, its Representatives and the Investors: (i) full access during normal business hours to all facilities and existing books, records, Tax Returns, work papers and other documents and other information relating to the Company and the Business; and (ii) all such additional financial, operating and other data and information with respect to the business and affairs of the Company and the Business as they may reasonably request. Such investigation shall be conducted in a manner which does not unreasonably interfere with the Company or the Business.

        5.2 Filings And Consents. Maxtor shall ensure that all filings, notices and Consents required to be made, given and obtained by Maxtor in order to consummate the Transactions (including the filings, notices and Consents referred to in Part 3.22 of the Disclosure Schedule and including, if applicable, any filings by Maxtor or the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder) are made, given and obtained on a timely basis.

        5.3     Notification; Updates To Disclosure Schedule.

                (a) During the Pre-Closing Period, Maxtor shall promptly notify the Company and the Investors in writing of:

                        (i) The discovery by Maxtor of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material Breach of any representation or warranty made by Maxtor in this Agreement;

                        (ii) Any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Maxtor in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                        (iii) Any Breach of any covenant or obligation of Maxtor; and

                        (iv) Any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

                (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Maxtor shall promptly deliver to IMS Delaware and the Investors an update to the Disclosure Schedule specifying such change, provided, however, that any update to the Disclosure Schedule so delivered to the Company and the Investors shall not be deemed to amend the representations and warranties of Maxtor unless each of the Company and the Investors accept in writing any such updates.

        5.4     Audited March 30 Financial Statements.

                (a) As soon as practicable after the date hereof, but in any event prior to the Closing Date, Maxtor shall cause IMS Delaware to prepare and deliver to the Investors audited consolidated balance sheets of IMS Delaware and the International IMS Entities (and/or any predecessors, if appropriate) as of March 30, 1996 (the "Combined Balance Sheet") and 1995 and related statements of operations and cashflows for the three fiscal year periods ended March 30, 1996 (collectively, the "Audited Financial Statements"). The Combined Balance Sheet shall contain only those assets and those liabilities in nature and amount appropriate for the normal operation of the Business in the ordinary course. The Audited Financial Statements (i) shall be prepared in accordance with GAAP, consistent with the prior audited financial statements included in the Financial Statements, (ii) shall satisfy the U.S. Securities and Exchange Commission's requirements under Regulation S-X, and (iii) shall not differ materially from the Unaudited Financial Statements.

                (b) Notwithstanding the foregoing, if the Closing shall not have occurred prior to June 29, 1996, then Maxtor shall cause IMS Delaware to deliver, in addition to the Audited Financial Statements referred to in Section 5.4(a), an unaudited consolidated balance sheet of IMS Delaware, the Holding Companies and the International IMS Entities (and/or any predecessors, if appropriate) as of June 29, 1996, and related statements of operations and cashflows for the three month period then ended. In such event, such June 29, 1996 financial statements shall (i) be prepared in accordance with GAAP applied on a consistent basis with the Audited Financial Statements, (ii) present fairly the financial position of the Company as of the date thereof and the results of operations and cash flows of the Company for the period covered thereby, (iii) be correct and complete in all material respects, and (iv) be consistent with the books and records of the Company.

        5.5 Reasonable Commercial Efforts. During the Pre-Closing Period, Maxtor shall use reasonable commercial efforts to cause the conditions set forth in Sections 7 (it being acknowledged that the condition set forth in Section 7.7 hereof is not under Maxtor's control or supervision) and 8 to be satisfied on a timely basis.

        5.6 Maintenance of Records. From and after the Closing Date, Maxtor shall use reasonable care to maintain the books, records, Tax Returns, work papers and other documents and information in its possession relating to the Company arising prior to the Closing and, damage by fire or other casualty or accident excepted, shall not for a period of six (6) years after the Closing Date destroy or dispose of any such records unless it shall first have notified the Company of its intention to do so and shall have afforded the Company an opportunity to take possession thereof. From and after the Closing Date, Maxtor shall afford the Company access to all preclosing business record and information of the Company in its possession, including data processing information, upon reasonable notice during ordinary business hours for all reasonable business purposes, and Maxtor shall permit the Company to make copies of any such records and retain possession of such copies.

        5.7 Indemnification Agreements. Prior to the Closing Date Maxtor shall have, entered into indemnification agreements with each officer or director of IMS Delaware, each of the Holding Companies and each of the International IMS Entities, pursuant to which Maxtor shall indemnify any such officer or director to the maximum extent permitted by law in connection with any action taken by any such officer or director in his or her capacity as an officer or director of IMS Delaware, the Holding Companies and/or the International IMS Entities relating to the Transactions and the Reorganization Actions. Maxtor further agrees to indemnify the Company for any and all liabilities and/or expenses incurred by the Company as a result of any claim relating to any such action taken by any such officer or director in connection with the Transactions and the Reorganization Actions. Maxtor's obligation to indemnify such officers and directors and the Company with regard to such actions shall survive the Closing for an unlimited period of time.


                                    SECTION 6

                            COVENANTS OF IMS DELAWARE

        6.1 Reasonable Commercial Efforts. During the Pre-Closing Period, IMS Delaware shall use its reasonable commercial efforts to cause all of the conditions to the obligations of Maxtor and the Company under this Agreement which are within its control to be satisfied as promptly as practicable, and will not undertake any course of action inconsistent therewith or which would make any of such representations or warranties contained herein untrue at or prior to the Closing and will not undertake any course of action inconsistent therewith or which makes its representations or warranties contained herein untrue at or prior to the Closing.

        6.2 Filings and Consents. IMS Delaware shall ensure that all filings, notices and Consents required to be made, given and obtained by IMS Delaware in order to consummate the Transactions (including, if applicable, any filings by IMS Delaware required under the HSR Act and the rules promulgated thereunder) are made, given and obtained on a timely basis.

        6.3 Notification. During the Pre-Closing Period, IMS Delaware shall promptly notify Maxtor in writing of any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in
Section 7 or Section 8 impossible or unlikely.

        6.4 Maintenance of Records. From and after the Closing Date, the Company shall use reasonable care to maintain the books, records, Tax Returns, work papers and other documents and information in its possession relating to the Company arising prior to the Closing and, damage by fire or other casualty or accident excepted, shall not for a period of six (6) years after the Closing Date destroy or dispose of any such records unless it shall first have notified Maxtor of its intention to do so and shall have afforded Maxtor an opportunity to take possession thereof. From and after the Closing Date, the Company shall afford Maxtor access to all preclosing business record and information of the Company in its possession, including data processing information, upon reasonable notice during ordinary business hours for all reasonable business purposes, and the Company shall permit Maxtor to make copies of any such records and retain possession of such copies.

        6.5 Release from Guarantees. Promptly after the Closing, the Company shall take such commercially reasonable actions as may be necessary to relieve Maxtor from any guarantee with respect to the funded debt or operating liens of the Company with G.E. Capital and Comdisco set forth in Part 3.10(a) of the Disclosure Schedule.

        6.6 Reimbursement for Capital Expenditures. At the Closing, the reimbursement of expenditures under Section 4.10 of the Recapitalization Agreement shall be paid to Maxtor.


                                    SECTION 7

           CONDITIONS PRECEDENT TO IMS DELAWARE'S OBLIGATION TO CLOSE

        IMS Delaware's obligation to purchase the Shares, and to issue the IMS Note and the Warrant and take the other actions required to be taken by IMS Delaware at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by IMS Delaware in whole or in part, in writing, and with the written consent of the Investors):

        7.1 Accuracy of Representations. The representations and warranties made by Maxtor in this Agreement shall be accurate in all respects as of the Closing Date as if made at the Closing Date except that to the extent any such representation or warranty relates expressly to another date, such representation or warranty shall be accurate in all respects as of such date, and the Recapitalization Agreement shall not have been terminated pursuant to Section 4.4(b) thereof.

        7.2     Performance of Obligations.

                (a) The transactions contemplated by Section 2.3 hereof shall have been consummated.

                (b) Each of the documents referred to in Sections 2.4(b)(i), 2.4(b)(vi), 2.4(b)(ix), 2.4(b)(x) and 2.4(b)(xi) shall have been executed by each of the parties thereto and delivered to IMS Delaware.

                (c) All covenants, conditions and agreements contained in this Agreement to be performed by Maxtor on or prior to the Closing, shall have been duly complied with and performed in all respects.

        7.3 Consents. Each of the Consents identified in Part 3.22 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, except for such consents, the failure to obtain such consents would not either individually or in the aggregate result in a Material Adverse Effect with regard to the Company or any of the International IMS Entities.

        7.4 No Material Adverse Change. There shall have been no Material Adverse Change since the date of the Unaudited Balance Sheet, and, if the Closing has not occurred prior to June 29, 1996, the results set forth in the financial statements as of and for the period ended June 29, 1996, delivered pursuant to Section 5.4(b) hereof shall not differ materially from the results for such period set forth in the financial projections provided to the Investors on or prior to the date hereof and attached as Schedule 7.4 to this Agreement.

        7.5 Additional Documents. The Company shall have received the following documents:

                (a) An opinion letter from Gray Cary Ware & Freidenrich with respect to matters relating to Maxtor and IMS Delaware, an opinion letter of Stephenson Harwood & Co. as to matters relating to IMS Hong Kong and an opinion letter of Ian Boxall & Co. as to matters relating to IMS Cayman, in substantially the respective forms set forth as Exhibit F. With respect to an opinion letter of Baker & McKenzie as to matters relating to IMS Thailand the Company shall have received an opinion in a form reasonably acceptable to the Company and the Investors.

                (b) Such other documents as IMS Delaware may reasonably request in good faith at least five (5) business days prior to the Closing Date for the purpose of (i) evidencing the accuracy of any representation or warranty made by Maxtor, (ii) evidencing the compliance by Maxtor with, or the performance by Maxtor of, any covenant or obligation set forth in this

Agreement, (iii) evidencing the satisfaction of any condition set forth in this
Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

        7.6 No Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

        7.7 Financing. The Company shall have obtained commitments to provide the debt and equity financings contemplated by the Transactional Agreements, all Transactional Agreements and definitive agreements for such debt financings reasonably satisfactory in form and substance to the Company and the Investors shall have been entered into by all parties thereto, and all conditions to such commitments and to the parties' obligations to close the transactions contemplated thereby (including such financings) (other than the closing of the transactions hereunder) shall have been satisfied or waived.

        7.8 Termination of Existing Options, Warrants and Other Rights. Any Option, warrant or other right to purchase the capital stock of any of IMS Delaware, the Holding Companies or the International IMS Entities pursuant to any IMS Plan or otherwise shall have been canceled, redeemed or otherwise terminated on or prior to the Closing Date.

        7.9 HEA Side Letter. The Company and the Investors shall have received a letter from Hyundai Electronics America ("HEA") in substantially the form previously supplied in draft form to the Investors indicating that it has not elected and will not elect push-down accounting treatment with respect to the acquisition of Maxtor by HEA.

        7.10 Compensation of Employees. Prior to the Closing, Maxtor shall have paid all accrued salary and bonus obligations to any and all employees, officers and directors of the Company pursuant to any employment agreement, arrangement or understanding.

        7.11 Indemnification Agreements. Prior to the Closing, Maxtor and each of the officers and directors of IMS Delaware, each of the Holding Companies and each of the International IMS entities shall have entered into indemnification agreements as contemplated by Section 5.7 hereof and in form and substance satisfactory to the Investors.

                                    SECTION 8

              CONDITIONS PRECEDENT TO MAXTOR'S OBLIGATION TO CLOSE

        Maxtor's obligation to sell the Shares and to take the other actions required to be taken by Maxtor at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Maxtor, in whole or in part, in writing):

        8.1 Accuracy of Representations. All of the representations and warranties made by the Company in this Agreement and by the Investors in the Recapitalization Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made at the Closing Date.

        8.2     Company's Performance.

                (a) The Transactions contemplated by Section 2.3 hereof and the Reorganization Actions shall have been consummated.

                (b) IMS Delaware shall have paid $23.7 million to Maxtor shall have caused IMS Hong Kong to repay the Hong Kong Note, and shall have issued the IMS Delaware Note and the Maxtor Warrant to Maxtor.

                (c)     The certificate from IMS Delaware required under Section
2.4 hereof, the Stockholders Agreement, the Manufacturing Services Agreement and the Transition Services Agreement shall have been executed by each of the parties thereto and delivered to Maxtor.

                (d) All of the other covenants, conditions and agreements contained in this Agreement to be performed by the Company on or prior to the Closing shall have been duly complied with and performed in all respects.

        8.3 No Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

        8.4 Financing. The Company shall have obtained commitments to provide the debt and equity financings contemplated by the Transactional Agreements, all Transactional Agreements shall have been entered into by all parties thereto, and all conditions to such commitments and to the parties' obligated to close such agreements (other than the closing of the transactions hereunder) shall have been satisfied or waived.

        8.5     Additional Documents. Maxtor shall have received the following:

                (a) A certificate from the Investors to the effect that the representations of the Investors in Section 3 of the Recapitalization Agreement are accurate as of the Closing and that all covenants, agreements and conditions contained in the Recapitalization Agreement to be performed by the Investors on or prior to the Closing Date shall have been performed or complied with.

                (b)     The IMS Officer Certificate.

        8.6 Key Employees Confidentiality Agreements. Key employees of the Company and the International IMS entities shall have signed or reaffirmed confidentiality agreements with Maxtor in consideration of Maxtor entering to the Transactional Agreements.

        8.7 Legal Opinion. Maxtor shall have received an opinion letter from Wilson Sonsini Goodrich & Rosati, P.C. as to the valid and binding effect of the IMS Guarantee in form and substance reasonably satisfactory to Maxtor.


                                    SECTION 9

                                   TERMINATION

        9.1 Termination Events. This Agreement may be terminated prior to the Closing:

                (a) By the Company or Maxtor, if the Recapitalization Agreement shall have been terminated;

                (b) By the Company if the Closing has not taken place on or before August 15, 1996 (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation under this Agreement);

                (c) By Maxtor if the Closing has not taken place on or before August 15, 1996 (other than as a result of any failure on the part of Maxtor to comply with or perform any covenant or obligation set forth in this Agreement); or

                (d) By the Company, in the event that the Company and the Investors have not accepted any update to the Disclosing Schedule delivered by Maxtor pursuant to Section 5.3 hereof, or Maxtor, the Company and the Investors have not reached a resolution as to Environmental Matters as contemplated by
Section 4.11 of the Recapitalization Agreement.

        9.2 Termination Procedures. If the Company wishes to terminate this Agreement, the Company shall deliver to Maxtor a written notice stating that the Company is terminating this

Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If Maxtor wishes to terminate this Agreement, Maxtor shall deliver to the Company a written notice stating that Maxtor is terminating this Agreement and setting forth a brief description of the basis on which Maxtor is terminating this Agreement.

        9.3 Effect Of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate and, subject to the proviso of this sentence, neither Maxtor, on the one hand, nor the Company and the other Indemnitees, on the other, shall have any obligations to the other for any Damages in connection with or arising out of this Agreement; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 12.3.


                                   SECTION 10

                    SURVIVAL OF REPRESENTATIONS AND COVENANTS

        10.1    Survival Of Representations And Covenants.

                (a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation):
(i) the Closing and the sale of the Shares to the Company; (ii) any sale or other disposition of any or all of the Shares by the Company; and (iii) the sale or dissolution of any party to this Agreement, and (except for those set forth in Sections 2.1, 3.1, 3.3, 3.14, 3.17, 3.21 and 5.7) shall expire on the second anniversary of the Closing Date. Those representations and warranties set forth in Sections 3.14 and 3.17 shall survive until 30 days after the expiration of the applicable statute of limitations period, and the representations, warranties, covenants and obligations set forth in Sections 2.1, 3.1, 3.3, 3.21 and 5.7 shall survive for an unlimited period of time. No party shall be entitled to any remedy resulting from the Breach of a representation, warranty, covenant or obligation of the other party unless the Breaching party has received during the applicable survival period a Claim Notice (as defined in the Recapitalization Agreement). Notwithstanding the foregoing, if a Claim Notice relating to any representation, warranty, covenant or obligation is given to Maxtor on or prior to the second anniversary of the Closing Date (or such longer survival period as applicable), then, notwithstanding anything to the contrary contained in this Section 10.1(a), such representation or warranty shall not so expire, but rather shall remain in full force and effect solely with respect to such claim until such time as each and every claim specifically set forth in such Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Maxtor and the Company or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

                (b) For purposes of this Agreement, each statement or other item of infor-mation set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Maxtor in this Agreement.


                                   SECTION 11

                         CERTAIN POST-CLOSING COVENANTS

        11.1 Publicity. Maxtor and the Company shall ensure that, on and at all times after the date hereof, neither the Company nor Maxtor will furnish any communication to the public generally if the subject matter thereof describes any substantive provision of the Transactions without the prior approval of the other of them as to the content thereof, which approval shall not be unreasonably withheld; provided that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law, the rules and regulations of any securities exchange or automated quotation system on which such party is listed or traded or by any competent Governmental Body.

        11.2    Tax Indemnification and Returns.

                (a) Maxtor shall be responsible for and shall pay or cause to be paid (i) any and all Taxes (other than IMS' Taxes, as defined below) with respect to or relating to the Company, whensoever arising, including any transferee or secondary liability for Taxes, that are attributable to any taxable period ending on or prior to the Closing Date and, in the case of a taxable period that includes, but does not end on the Closing Date, the portion of such taxable period that ends on the Closing Date, (ii) any and all Taxes of Maxtor and its affiliates, whensoever arising, including any transferee or secondary liability for Taxes, (x) for which the Company is or would be liable or responsible as a result of having been (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group which included Maxtor and its affiliates or (y) attributable to the transactions contemplated by this Agreement, and (iii) any and all Taxes arising out of a breach of any representation or warranty contained in Section 3.14 hereof ("Maxtor's Taxes"); provided, however, that, with respect to Taxes for any period described in (i) above, Maxtor shall be responsible for and shall pay such Taxes only to the extent that they exceed $1,145,245 (the "Current Income Taxes Payable"). For purposes of this Section 11.2(a), Maxtor will not be liable to the Company as a result of the eventual reversal of the deferred tax liability of $299,016 accrued on the Company's Unaudited Balance Sheet, which equals the difference between the Company's total income tax liability on the Unaudited Balance Sheet and the Current Income Taxes Payable.

                (b) The Company shall be responsible for and shall timely pay or cause to be paid (i) any and all Taxes (other than Maxtor's Taxes) with respect to the Company, whensoever arising, including any transferee or secondary liability for Taxes, that are attributable to any taxable period commencing after the Closing Date and, in the case of a taxable period that includes, but does not end on, the Effective Time, the portion of such taxable period that begins on the day after the Closing Date, (other than any liability for the Taxes of Maxtor and its affiliates (other than the Company) which arises pursuant to Treas. Reg. Section 1.1502-6 or a corresponding provision of state, local, or foreign law) and (ii) Taxes of the Company for which Maxtor is otherwise responsible (because such Taxes are attributable to taxable periods ending on or prior to the Closing Date), where such Taxes arise as a result of actions taken by the Company after the Closing, and relate to the loss, in whole or in part, of a Tax exemption, Tax holiday, or other Tax-sparing arrangement ("IMS' Taxes").

                (c) If the Company files any Tax Return which includes payment of Maxtor's Taxes, Maxtor shall promptly reimburse the Company for such Maxtor's Taxes when such Return is filed. If Maxtor files any Return which includes payments of IMS' Taxes, the Company shall promptly reimburse Maxtor for such IMS' Taxes when such Return is filed. Maxtor shall timely provide to the Company all information and documents within the possession of Maxtor (or its auditors, advisors or affiliates) and signatures and consents necessary for the Company to properly prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any audit, examination or proceeding. The Company shall timely provide to Maxtor all information and documents within its possession or the possession of its auditors, advisors or affiliates and signatures and consents necessary for Maxtor to properly prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any audit, examination or proceeding. Each party hereto shall reasonably cooperate with the other (at their own expense) party to obtain other information or documents necessary or appropriate to prepare and file Returns or elections or necessary or appropriate in connection with the determination of any Tax liability or any audit, examination or proceeding. Any amount payable pursuant to this Section 11.2 shall not be payable unless and until the party requesting payment has made available all information reasonably necessary to verify the amount of the requested payment. The party responsible for the payment of Taxes under the indemnity provisions of this Agreement shall have ultimate control, in an audit, with respect to decisions related to items for which it is responsible.

                (d) For all United States Federal income tax purposes, and, to the extent not prohibited by applicable law, for purposes of United States state and local income tax laws, Maxtor shall include the Closing Date in their holding period for the non-U.S. subsidiaries of the Company.

        11.3    Agreement Not to Compete.

                (a) Maxtor understands that the Company shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that IMS Delaware would not have entered into this Agreement absent the provisions of this Section 11.3 and, therefore, Maxtor agrees that Maxtor will not (except for activities contemplated by the Manufacturing Services Agreement) (i) prior to the third anniversary of the Closing Date, directly or indirectly engage in any business competing with the Business, and (ii) at any time communicate or divulge any secret or confidential information, knowledge or data related to the

Business to any Person other than the Company, all of which it agrees to hold in confidence and protect as it protects its own confidential information for the benefit of the Company; provided that nothing contained in this Agreement shall in any way restrict or impair Maxtor's right to use, disclose or otherwise deal with information which at the time of disclosure is generally available to the public through no act of Maxtor. For purposes of this Section 11.3, the phrase "directly or indirectly engage in" shall include having a direct or indirect ownership interest (other than ownership of less than 5% of the outstanding voting securities of a Person) in any Person which is primarily engaged in a business competing with the Business and shall not include any pre-existing or current activities by Hyundai Electronics Industries ("HEI") or its subsidiaries other than activities conducted by Maxtor and its subsidiaries.

                (b) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to
Section 10 hereof and other remedies at law would be inadequate in the case of any Breach of the covenants contained in Section 11.3(a) and Maxtor agrees that the Company shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

        11.4 Waiver of Defense. IMS Delaware hereby agrees that neither it nor any of the Holding Companies or the International IMS Entities will assert as a defense to the enforcement by Maxtor of any Transactional Agreement (i) the failure of any such entity to have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each such agreement, or (ii) the failure of each such agreement to be executed and delivered by such entity to have been duly authorized by all necessary action on the part of such entity and its board of directors.


                                   SECTION 12

                            MISCELLANEOUS PROVISIONS

        12.1 Obligations of Maxtor. The obligations and liability of Maxtor under this Agreement and the other Transactional Agreements shall not be limited in any way by:

                (a) The dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other proceeding by, against or with respect to, the Company or Maxtor;

                (b)     Any merger of the Company with or into any other Entity;
or

                (c) Any right or claim, including with respect to indemnification, that Maxtor may have under the Recapitalization Agreement or the Stockholders Agreement.

        12.2 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

        12.3    Fees And Expenses.

                (a) Maxtor shall bear and pay (i) all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of Maxtor in connection with the Transactional Agreements and the Transactions and (ii) all legal fees, costs and expenses payable to Gray Cary Ware & Freidenrich and, Stephenson Harwood & Co., Baker & McKenzie and Ian Boxall & Co. in connection with the Transactional Agreements and the Transactions. The Company shall indemnify and hold Maxtor harmless from any brokerage commissions, finders fee or similar commission or fees incurred by the Company or its management in connection with any of the Transactions.

                (b) If the Closing occurs, the Company shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Company, the Company's management or the Investors in connection with the Transactional Agreements and the Transactions (including all fees, costs and expenses payable to the environmental consultant engaged in connection with the Transactions, Price Waterhouse LLP, Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, Wilson Sonsini Goodrich & Rosati, P.C., Kirkland & Ellis, Johnson Stokes & Master, Chandler & Thong-Ek and Maples & Calder).

                (c) If the Closing does not occur (i) because of a decision by Maxtor not to consummate the Transactions or because of any other material breach of the Transactional Agreements by Maxtor or the Company, then Maxtor shall bear and pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, Wilson Sonsini Goodrich & Rosati, P.C., any environmental consultant engaged in connection with the Transactions and Price Waterhouse LLP, provided that the fees of Price Waterhouse LLP payable by Maxtor pursuant to this Section 12.3(c) shall not exceed $100,000 and the fees, costs and expenses payable to Wilson Sonsini Goodrich & Rosati, P.C., payable pursuant to this Section 12.3(c) shall be only agreed upon reasonable fees, costs and expenses and shall not exceed $175,000, and the Investors shall pay fees, costs and expenses of foreign counsel acting on behalf of the Company and the Investors and the fees, costs and expenses of Kirkland & Ellis; (ii) because of a decision by the Investors not to consummate the Transactions not due to a material breach of the Transactional Agreements by Maxtor or the Company or because of any other material breach of the Transactional Agreements by the Investors, then the Investors shall bear and pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, Wilson Sonsini Goodrich & Rosati, P.C., any environmental consultant engaged in connection with the Transactions (and the Investors exclusively shall be entitled to own and to use the work product of any such consultant) and Price Waterhouse LLP; or (iii) for any reason other than as set forth in (i) or (ii) above, the Investors shall bear and pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Chemical Bank, Chemical Securities Asia Limited, Cravath, Swaine & Moore, foreign counsel acting on behalf of the Company and the Investors and Price Waterhouse LLP, and Maxtor shall pay only fees, costs and expenses in connection with the Transactional Agreements and the Transactions payable to Wilson Sonsini Goodrich & Rosati, P.C., and any environmental consultant engaged in connection with the Transactions, provided that the fees, costs and expenses payable to Wilson Sonsini Goodrich & Rosati, P.C. payable pursuant to this section shall only be agreed upon reasonable fees, costs and expenses and shall not exceed $175,000, and provided in all events that Maxtor shall pay the fees, costs and expenses of Gray Cary Ware & Freidenrich and foreign counsel acting on behalf of Maxtor.

        12.4 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        12.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

             If to Maxtor, to:     Maxtor Corporation
                                   2190 Miller Drive
                                   Longmont, Colorado 80501
                                   Telecopier:  303-678-3111
                                   Attention:  Glenn H. Stevens, Esq.

               with a copy to:     Gray Cary Ware & Freidenrich
                                   400 Hamilton Avenue
                                   Palo Alto, California 94301
                                   Telecopier:  415-327-3699
                                   Attention:  Diane Holt Frankle, Esq.

        If to the Company, to:     International Manufacturing Services, Inc.
                                   211 River Oaks Parkway
                                   San Jose, California 95134
                                   Telecopier:  408-432-4337
                                   Attention:  Robert G. Behlman
               with copies to:     Prudential Private Equity Investors III, L.P.
                                   717 Fifth Avenue, 11th Floor
                                   New York, New York 10022
                                   Telecopier:  212-826-6798
                                   Attention:  Mark Rossi
                                               John A. Downer

                                   Oak Investment Partners
                                   525 University Avenue, Suite 1300
                                   Palo Alto, California 94301
                                   Telecopier:  415-328-6345
                                   Attention:  Fredric W. Harman

                                   Wilson Sonsini Goodrich & Rosati
                                   650 Page Mill Road
                                   Palo Alto, California 94304-1050
                                   Telecopier:  415- 493-6811
                                   Attention:  Jeffrey D. Saper, Esq.

                                   Kirkland & Ellis
                                   Citicorp Center
                                   153 East 53rd Street, 39th Floor
                                   New York, New York 10022-4675
                                   Telecopier:  212-446-4900
                                   Attention:  Frederick Tanne, Esq.

        12.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        12.7    Governing Law.

                (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

                (b) The parties hereby consent to the jurisdiction of the courts of the State of California and the federal courts of the Northern District of California for all disputes arising under this Agreement.

                (c) Nothing in this Section 12.7 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise against Maxtor in any forum or jurisdiction.

        12.8    Successors And Assigns; Parties In Interest.

                (a) This Agreement shall be binding upon the Company and its successors and assigns (if any), and Maxtor and its successors and assigns (if any). This Agreement shall inure to the benefit of the Company, Maxtor, the other Indemnitees, and the respective successors and assigns (if any) of the foregoing.

                (b) Except for an assignment of rights for the benefit of any creditor of the Company, neither Maxtor nor the Company shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement.

                (c)     Except for the provisions of Sections 5.1, 10, 12.1,
12.3 and 12.8 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and permitted assigns, if any.

        12.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative and not alternative. Maxtor and the Company agree that:

                (a) In the event of any Breach or threatened Breach either party of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and/or (ii) an injunction restraining such Breach or threatened Breach; and

                (b) No Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

        12.10 Severability. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

        12.11 Amendments. This Agreement may not be amended, modified, altered or supplemented, and no provision of this Agreement may be waived, other than by means of a written instrument duly executed and delivered on behalf of Maxtor and IMS Delaware, which instrument shall be satisfactory in form and substance to, and consented to in writing by, the Investors.

        12.12 Waiver. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances, other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        12.13 Entire Agreement. The Transactional Agreements set forth the entire under standing of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

        12.14 Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed and delivered as of ____________, 1996.


                                       INTERNATIONAL MANUFACTURING
                                       SERVICES, INC.
                                       a Delaware corporation


                                       By:______________________________________
                                              Robert G. Behlman
                                       Its:   President


                                       MAXTOR CORPORATION
                                       a Delaware Corporation


                                       By:______________________________________
                                           _____________________________________
                                       Its:_____________________________________

--------------------------------------------------------------------------------


                              REDEMPTION AGREEMENT


                                     between


                   INTERNATIONAL MANUFACTURING SERVICES, INC.,
                             a Delaware corporation;


                                       and


                               MAXTOR CORPORATION,
                             a Delaware corporation


                            ------------------------
                            Dated as of May 16, 1996
                            ------------------------



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----

SECTION 1 - DEFINITIONS......................................................................2

        1.1    Definitions...................................................................2
        1.2    Interpretations..............................................................12

SECTION 2 - REDEMPTION AND RELATED TRANSACTIONS.............................................12

        2.1    Purchase of Shares...........................................................12
        2.2    Purchase Price...............................................................12
        2.3    Ownership of the Holding Companies and the International IMS Entities........12
        2.4    Closing......................................................................13

 SECTION 3 - REPRESENTATIONS AND WARRANTIES OF MAXTOR.......................................14

        3.1    Due Organization; Subsidiaries; Etc..........................................15
        3.2    Certificate of Incorporation and Bylaws; Records.............................15
        3.3    Capitalization...............................................................16
        3.4    Financial Statements.........................................................16
        3.5    Absence Of Changes...........................................................16
        3.6    Title to Assets..............................................................18
        3.7    Equipment, Etc...............................................................19
        3.8    Real Property................................................................19
        3.9    Proprietary Assets...........................................................19
        3.10   Contracts....................................................................21
        3.11   Liabilities..................................................................22
        3.12   Compliance With Legal Requirements...........................................22
        3.13   Governmental Authorizations..................................................23
        3.14   Tax Matters..................................................................23
        3.15   Employee And Labor Matters...................................................25
        3.16   Benefit Plans; ERISA.........................................................26
        3.17   Environment, Health and Safety...............................................27
        3.18   Insurance....................................................................29
        3.19   Related Party Transactions...................................................30
        3.20   Proceedings; Orders..........................................................30
        3.21   Authority; Binding Nature of Agreements......................................31
        3.22   Non-Contravention; Consents..................................................31
        3.23   Notes and Accounts Receivable................................................32
        3.24   Inventory....................................................................32
        3.25   Product Warranty.............................................................33
        3.26   Product Liability............................................................33
        3.27   Brokers......................................................................33
        3.28   Manufacturing Services Agreement.............................................33

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF IMS DELAWARE..................................33

        4.1    Brokers......................................................................34

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                          PAGE
                                                                                          ----

SECTION 5 - CLOSING COVENANTS OF MAXTOR.....................................................34

        5.1    Access And Investigation.....................................................34
        5.2    Filings And Consents.........................................................34
        5.3    Notification; Updates To Disclosure Schedule.................................34
        5.4    Audited March 30 Financial Statements........................................35
        5.5    Reasonable Commercial Efforts................................................36
        5.6    Maintenance of Records.......................................................36
        5.7    Indemnification Agreements...................................................36

SECTION 6 - COVENANTS OF IMS DELAWARE.......................................................36

        6.1    Reasonable Commercial Efforts................................................36
        6.2    Filings and Consents.........................................................37
        6.3    Notification.................................................................37
        6.4    Maintenance of Records.......................................................37
        6.5    Release from Guarantees......................................................37
        6.6    Reimbursement for Capital Expenditures.......................................37

SECTION 7 - CONDITIONS PRECEDENT TO IMS DELAWARE'S OBLIGATION TO CLOSE......................37

        7.1    Accuracy of Representations..................................................37
        7.2    Performance of Obligations...................................................38
        7.3    Consents.....................................................................38
        7.4    No Material Adverse Change...................................................38
        7.5    Additional Documents.........................................................38
        7.6    No Illegality................................................................39
        7.7    Financing.  .................................................................39
        7.8    Termination of Existing Options, Warrants and Other Rights.  ................39
        7.9    HEA Side Letter..............................................................39
        7.10   Compensation of Employees....................................................39
        7.11   Indemnification Agreements...................................................39

SECTION 8 - CONDITIONS PRECEDENT TO MAXTOR'S OBLIGATION TO CLOSE............................40

        8.1    Accuracy of Representations..................................................40
        8.2    Company's Performance........................................................40
        8.3    No Illegality................................................................40
        8.4    Financing....................................................................40
        8.5    Additional Documents.........................................................41
        8.6    Key Employees Confidentiality Agreements.....................................41
        8.7    Legal Opinion................................................................41

SECTION 9 - TERMINATION.....................................................................41

        9.1    Termination Events...........................................................41

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                          PAGE
                                                                                          ----

        9.2    Termination Procedures.......................................................41
        9.3    Effect Of Termination........................................................42

SECTION 10 - SURVIVAL OF REPRESENTATIONS AND COVENANTS......................................42

        10.1   Survival Of Representations And Covenants....................................42

SECTION 11 - CERTAIN POST-CLOSING COVENANTS.................................................43

        11.1   Publicity....................................................................43
        11.2   Tax Indemnification and Returns..............................................43
        11.3   Agreement Not to Compete.....................................................44
        11.4   Waiver of Defense............................................................45

SECTION 12 - MISCELLANEOUS PROVISIONS.......................................................45

        12.1   Obligations of Maxtor........................................................45
        12.2   Further Assurances...........................................................46
        12.3   Fees And Expenses............................................................46
        12.4   Attorneys' Fees..............................................................47
        12.5   Notices......................................................................47
        12.6   Counterparts.................................................................48
        12.7   Governing Law................................................................48
        12.8   Successors And Assigns; Parties In Interest..................................49
        12.9   Remedies Cumulative; Specific Performance....................................49
        12.10  Severability.................................................................49
        12.11  Amendments...................................................................49
        12.12  Waiver.......................................................................50
        12.13  Entire Agreement.............................................................50
        12.14  Construction.................................................................50

                                    EXHIBITS


Exhibit A:     Form of Maxtor Warrant

Exhibit B:     Terms of Maxtor Notes and Terms of IMS Guarantee

Exhibit C:     Form of IMS Officer Certificate

Exhibit D:     Form of Manufacturing Services Agreement

Exhibit E:     Form of Transition Services Agreement

Exhibit F:     Forms of Opinion Letters from Gray Cary Ware & Freidenrich and
               Foreign Counsel

                    INTERNATIONAL MANUFACTURING SERVICES INC.

                     TERMS OF GUARANTY TO MAXTOR CORPORATION


Guarantor:        International Manufacturing Services, Inc., a Delaware
                  corporation ("IMS") and each of its current and future subsidiaries (individually and collectively "Delaware Corp.")

Obligations
Guaranteed:       Long Term Notes (the "Guaranteed Obligations") issued to
                  Maxtor Corporation ("Maxtor") by Delaware Corp.'s Hong Kong and Thailand subsidiaries (the "Borrowers") in aggregate principal amount of Twenty Million Dollars.

Nature of
Guaranty:         Guaranty of payment (i.e., Maxtor can request payment under the Guaranty without first seeking payment from the Borrowers).

Time of
Issuance:         Concurrent with the issuance of the Borrowers' Notes.

Term: Guaranty to remain in effect until the Guaranteed Obligations are satisfied in cash. Delaware Corp. may not terminate the Guaranty for any reason.

Security:         No assets (except the Subordinated Notes (as defined below), on the terms set forth herein) are pledged (or will at any time be pledged) to secure the Guaranteed Obligations.

Priority of
Guaranty:         H.       Subordinated to (i) the bank group (the "Bank Group")
                           credit facility obligations and any modifications or increases thereto or refinancings or replacements thereof up to an aggregate amount not to exceed
                           $50,000,000 (the "Bank Facility"), and (ii) any other indebtedness (other than trade payables) or contingent obligations of Delaware Corp. that are specified as "Senior Indebtedness," provided that the aggregate amount of indebtedness and contingent obligations referred to in clause (i) shall not exceed $50,000,000, and provided further, that the indebtedness and contingent obligations referred to in clause (ii) shall not constitute Senior
                           Indebtedness to the extent including the same would cause the aggregate principal amount plus commitments outstanding under Senior Indebtedness, including the Bank Facility, to exceed $50,000,000. Such other
                           Senior Indebtedness shall not contain any limitations on the repayment of the Guaranteed Obligations that are more restrictive than those provided for in the Bank Facility, but may contain limitations on the ability of the holders thereof to exercise the rights given to holders of Senior Indebtedness under the subordination provisions of the Guaranty and the Guaranteed Obligations.

                  I. Senior to the 12% Subordinated Notes (the "Subordinated Notes") made payable to Prudential Equity Partners and Oak Investment Partners (collectively, "Investors").

Terms of
Subordination
to Bank Facility: A.       No payment may be made with respect to the Guaranteed
                           Obligations during the existence of a payment default under Senior Indebtedness, or a non-payment default under the Bank Facility, or a non-payment default under Senior Indebtedness other than the Bank
                           Facility, if the aggregate amount of such Senior
                           Indebtedness equals or exceeds $5,000,000. So long as any amounts are outstanding or any commitments to advance funds exist in respect of the Bank Facility, only scheduled interest payments and permitted principal payments (whether expressly permitted by the terms of the Bank Facility or by consent of the holders thereof) may be made with respect to the Guaranteed Obligations.

                  B. If Delaware Corp. or any Borrower under the Bank Facility is dissolved or in bankruptcy, no payments may be made with respect to the Guaranteed Obligations until the Senior Indebtedness obligations are satisfied in cash (or the Event of Default caused by such dissolution or bankruptcy is waived or cured to the satisfaction of the holders of the Bank Facility or, if the Bank Facility is not then in effect, the holders of the other Senior Indebtedness). If, as of the date of dissolution or bankruptcy, the agent under the Bank Facility has not made any demand for payment by Delaware Corp. under its obligations in respect of the Bank Facility, then payments to Maxtor under the Note shall be held by the agent under the Bank Facility as collateral for the obligations thereunder. The agent and the Bank Group shall have no liability to Maxtor with respect to the handling of such collateral, except such losses arising from their gross negligence or willful misconduct.

                  C. Maxtor may not enforce any rights and remedies with respect to the Guaranty or the Guaranteed Obligations while the Senior Indebtedness remains outstanding. Maxtor shall enforce its rights and remedies with respect to the Guaranty and the Guaranteed Obligations at the direction of the agent for the Bank Facility during the continuance of any Event of Default until the obligations under the Bank Facility are satisfied in cash (provided that the Bank Group shall indemnify Maxtor for liabilities resulting from actions taken by Maxtor at the direction of the agent for the Bank Facility) .

                  D. The agent for the Bank Facility shall have the right to submit claims on Maxtor's behalf in a bankruptcy proceeding, and shall have the right to vote its claims in such proceeding.

                  E. Any payments received in respect of the Guaranteed Obligations in contravention hereof (or pursuant to enforcement actions taken at the direction of the agent for the Bank Facility) shall be paid over to the agent for the Bank Facility (or, after all obligations under the Bank Facility are satisfied in cash, the holders of the Senior Indebtedness, as their interests may appear, if so provided in the definitive documentation for the Guaranty and the Notes) and applied to all obligations thereunder until such obligations are satisfied in cash.

                  F. If any Default or Event of Default occurs or if payment is due under the Senior Indebtedness (e.g. upon an initial public offering), then the obligations under the Senior Indebtedness that are then due and payable shall be paid in cash before any payment is made in respect of the Guaranteed Obligations.

                  G. Maxtor shall waive any right to bring, or to cause any other party to bring, any fraudulent conveyance or similar action with respect to the guaranty made by Delaware Corp. under the Senior Indebtedness.

                  H. The subordination of the Guaranteed Obligations to the obligations of Delaware Corp. in respect of the Senior Indebtedness shall remain effective in the event that such obligations of Delaware Corp. are equitably subordinated for any reason in a bankruptcy proceeding. Thus, any payments that Maxtor receives in the proceeding, including distributions with respect to Delaware Corp.'s obligations in respect of the Senior Indebtedness (or in respect of the Subordinated Notes), shall be turned over to the agent for the Bank Facility (or, after all obligations under the Bank Facility are satisfied in cash, the holders of the Senior Indebtedness, as their interests may appear, if so provided in the definitive documentation for the Guaranty and the Notes), for application to the obligations thereunder.

Terms of
Notes
Subordination:    A.       Only scheduled payments may be made with respect to
                           the Subordinated Notes; however, during continuance of Event of Default no payments may be made until the Event of Default is cured or waived.

                  B. If Delaware Corp. or any Borrower under the Guaranteed Obligations is dissolved or in bankruptcy, no payments may be made with respect to the Subordinated Notes until the Guaranteed Obligations are satisfied in cash (or the Event of Default caused by such dissolution or bankruptcy is waived or cured to the satisfaction of Maxtor). If Maxtor, as of the date of dissolution or bankruptcy, has not made any demand for payment under the Guaranty, the Subordinated Notes payments shall be held by Maxtor as collateral for the Guaranteed Obligations (except to the extent being held as collateral for the Bank Facility). Maxtor shall not have any liability to the Subordinated Notes holders (the "Subordinated Noteholders") with respect to the handling of such collateral, except for losses arising from gross negligence or willful misconduct.

                  C. If an Event of Default (as defined below) occurs or if payment is due under the Guaranteed Obligations (e.g., upon an initial public offering), then the Guaranteed Obligations due and payable shall be paid in cash before any Subordinated Notes payment is made.

                  D. The Subordinated Noteholders may not enforce any rights and remedies with respect to the Subordinated Notes while the Guaranty is outstanding (except as directed or undertaken by the agent for the Bank Facility, provided that the Bank Group shall indemnify Subordinated Noteholders for any liabilities resulting from actions taken by the Subordinated Noteholders at the direction of the agent for the Bank Group).

                  E. The Subordinated Noteholders shall waive any right to bring, or to cause any other party to bring, any fraudulent conveyance or similar action with respect to the Guaranty.

                  F. The subordination of the Subordinated Notes to the Guaranty shall remain effective in the event that the Guaranty is equitably subordinated for any reason in a bankruptcy proceeding. Thus, any payments that the Subordinated Noteholders receive in the proceeding, including distributions with respect to the Guaranteed Obligations, shall, after the obligations under the Bank Facility are satisfied in cash, be turned over to Maxtor for application to the Guaranteed Obligations.

                  G. Subject to the rights of the agent for the Bank Facility, Maxtor shall have to right to submit claims on the Subordinated Noteholders' behalf in a bankruptcy proceeding, if they are not acting in a timely manner, and shall have the right to vote their claims in such proceeding.

Covenants:        Guaranty to contain the following covenants and such other covenants as may
                  be mutually agreed upon:

                  A. IMS shall not declare or pay any shareholder distribution or repurchase any of its securities except to the extent permitted under the Bank Facility and except for employee stock repurchases;

                  B. Delaware Corp. shall not grant any security interests in its assets to secure indebtedness for borrowed money, except for liens existing at closing, and liens in connection with the Bank Facility and other Senior Indebtedness;

                  C. Delaware Corp. shall not engage in any business other than the businesses conducted by IMS or any of its subsidiaries on the closing date and other businesses related or incidental thereto;

                  D. Delaware Corp. shall deliver periodic financial information to Maxtor; and

                  E. At reasonable times and upon reasonable notice, Delaware Corp. shall permit Maxtor to inspect its properties.

Waivers: Guaranty to contain standard guarantor waivers of defenses to enforcement.

Events of
Default: As defined in the Guaranteed Obligations (Guaranteed Obligations' definitions to include specific Events of Default relating to the Guaranty and Delaware Corp.). Specific Events of Default relating to Delaware Corp.:

                  A.       Dissolution or winding up of IMS;

                  B. Bankruptcy or similar proceeding initiated by or against IMS;

                  C. Payment default under Senior Indebtedness; non-payment default under the Bank Facility; and non-payment default under Senior Indebtedness other than the Bank Facility if the aggregate amount of such Senior Indebtedness equals or exceeds $5,000,000. (Upon the waiver or cure any such default under Senior Indebtedness, the cross-default caused under the Guaranty shall be automatically waived); and

                  D. Event of Default under the Subordinated Notes (upon the waiver or cure any Event of Default under the Subordinated Notes, the cross-default caused under the Guaranty shall be automatically waived).

Assignments:      No assignments are permitted, except that Maxtor may assign to
                  Hyundai Electronics America ("Hyundai") or any of its affiliates (provided that Hyundai shall own at least 51% of the economic interests and at least 51% of the voting interests of such affiliate, and such affiliate shall not have been created in anticipation of such assignment); and provided that the Guaranty and the Guaranteed
                  Obligations must be assigned concurrently, and the assignment documents must provide that if the assignee of the Guaranty and the Guaranteed Obligations ceases to be an affiliate of Hyundai, then either such assignment will automatically be rescinded, or the Guaranty and the Guaranteed Obligations must be assigned to another affiliate of Hyundai.

Offsets: Delaware Corp. may (with the prior written consent of the agent under the Bank Facility) offset amounts due under the Guaranty against amounts due from Maxtor to Delaware Corp. in respect of Maxtor's indemnification obligations under the Recapitalization Agreement, Redemption Agreement and other agreements involving Delaware Corp., Maxtor and the other parties thereto. In addition, Delaware Corp. may (with the prior written consent of the agent under the Bank Facility) offset amounts under the Guaranty against amounts due from Maxtor to Investors in respect of Maxtor's indemnification obligations under such agreements, but only to the extent such indemnification rights have been assigned by Investors to Delaware Corp. Amounts shall not be deemed to be "due" from Maxtor in respect of its indemnification obligations until such time as any applicable dispute resolution procedures set forth in the relevant agreement have been satisfied.

Governing
Law: California, except that the subordination provisions shall be governed by New York law.

               INTERNATIONAL MANUFACTURING SERVICES INC. HONG KONG

                  TERMS OF LONG TERM NOTE TO MAXTOR CORPORATION


Issuer:           IMS Hong Kong ("Hong Kong").

Consideration:    Issued as payment for stock redeemed.

Amount:           Sixteen Million Three Hundred Thousand Dollars.

Interest:         Interest shall accrue at the rate of seven and forty-three one hundredths percent (7.43%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) on the unpaid principal amount outstanding; provided, however, that on the first anniversary date of the Note, interest shall automatically adjust to, and be calculated in accordance with the formula for, the Bank Facility Interest
                  Rate (as defined below) in effect on the first anniversary date of the Note plus forty-three one hundredths percent
                  (0.43%); provided that in no event shall the rate of interest, as so adjusted, exceed the rate equal to the Bank Facility
                  Interest Rate in effect on the closing date plus one and forty-three one hundredths percent (1.43%). As used herein, "Bank Facility Interest Rate" means, as of any date of determination, the fixed rate of interest that would then be applicable to a LIBOR loan under the Bank Facility (as defined below) with a six-month interest period commencing on such date, plus the interest rate spread then applicable under the Bank Facility. Accrued interest to be paid quarterly on the last day of each March, June, September and December, commencing June 1996. Payments shall be subject to any applicable withholding or other taxes imposed by taxing authorities.

Term:             Anniversary date of issuance in 2001.

Security:         No assets are pledged to secure the Note.

Scheduled
Amortization:     Straight line principal amortization on the third, fourth and fifth anniversaries of the Note, payable solely under the circumstances and to the extent permitted in the Bank Facility
                  Documentation (as in effect on the closing date). Any material changes in the circumstances under which, and the extent to which, such payments are permitted in the Bank Facility
                  Documentation shall require the consent of Maxtor. Any amortization payments that cannot be made as a result of the limitations set forth in the Bank Facility Documentation shall be due and payable on the following scheduled amortization date.

Mandatory
Prepayment:       A.       Upon closing of the initial public offering ("IPO")
                           by International Manufacturing Services, Inc., a
                           Delaware corporation ("Delaware

                           Corp.") or any of Delaware Corp.'s direct or indirect subsidiaries, the Note and the Notes issued by IMS Thailand and Delaware Corp. shall be prepaid, either ratably or as otherwise selected by IMS, in amount equal to the IPO Proceeds Amount (as defined below), subject to (a) the consent of the underwriters for the IPO, (b) no default under the Bank Credit Facility, and (c) any changes in the IPO Proceeds Amount required to be applied to the Bank Facility, so long as such changes were made as a result of or in conjunction with any potential or actual default under the Bank Facility, or were reasonably necessary, in the reasonable opinion of Delaware Corp., to allow Delaware Corp. or any of its subsidiaries to continue the availability of or to obtain financing under the Bank Facility. The "IPO Proceeds Amount" shall be an amount equal to a portion of the net proceeds of the IPO payable to Delaware Corp., after deduction of underwriters discounts and expenses, determined in accordance with Schedule A attached hereto.

                  B. Upon closing of a secondary public offering (an "Offering") by Delaware Corp. or any of Delaware Corp.'s direct or indirect subsidiaries, the Note and the Notes issued by IMS Thailand and Delaware Corp. shall be prepaid, either ratably or as otherwise selected by IMS, in amount equal to the Offering Proceeds Amount (as defined below), subject to (a) the consent of the underwriters for the Offering and
                           (b) satisfaction of the capital needs of Delaware Corp., as determined by the board of directors of Delaware Corp. in the exercise of its reasonable discretion. The "Offering Proceeds Amount" shall be fifty percent of the net proceeds of the Offering payable to Delaware Corp., after deduction of underwriters discounts and expenses, and deduction of such amounts as shall be applied to the Bank Facility.

                  C.       Principal outstanding due on termination date.

                  D. Upon a Change in Ownership or Fundamental Change (using definitions comparable to those in IMS's restated Certificate of Incorporation) of IMS, then the net cash proceeds received from such change shall be applied to prepay scheduled principal amortization payments under the Note and the Notes made by Thailand and Delaware Corp., in order of their maturity.

                  E. Upon a Change in Ownership or Fundamental Change of Hong Kong or any subsidiary of Delaware Corp. of which Hong Kong is a subsidiary (unless Hong Kong remains, directly or indirectly, a subsidiary of Delaware Corp., or the assets sold will be owned, directly or indirectly, by Delaware Corp. or any of its subsidiaries), then the net cash proceeds received from such change shall, to the extent not required to be used to repay the Bank Facility, be applied to prepay scheduled principal amortization payments under the Note and the

                           Notes made by Thailand and Delaware Corp., in order of their maturity.

                  F. Upon a Change in Ownership or Fundamental Change of Thailand (unless Thailand remains, directly or indirectly, a subsidiary of Delaware Corp. or the assets sold will be owned, directly or indirectly, by Delaware Corp. or any of its subsidiaries), then (a) Delaware Corp. shall commit, within three months following the consummation of such change, to reinvest the net cash proceeds thereof attributable to Thailand in businesses comparable, related or incidental to the businesses of Delaware Corp., or
                           (b) if Delaware Corp. shall fail to make such commitment within such three month period, than such net cash proceeds shall, to the extent not required to be used to repay the Bank Facility, be applied to prepay scheduled principal amortization payments under the Note and the Notes made by Thailand and Delaware Corp., in order of their maturity.

Optional
Prepayment:       Hong Kong may prepay the Note, in part or in full, at any time without payment of any premium or penalty, subject to the consent of the holders of the Bank Facility.

Subordination:    Subordinated to (i) the bank group (the "Bank Group") credit facility obligations and any modifications or increases thereto or refinancings or replacements thereof (the "Bank
                  Facility"), regardless of the amount thereof, and (ii) any other indebtedness or contingent obligations of Delaware Corp.
                  and its subsidiaries, including Hong Kong, that are specified as "Senior Indebtedness," up to a maximum aggregate outstanding amount and subject to such other limitations as set forth in the term sheet for the Delaware Corp. Guaranty.

                  Terms of subordination are same as those for subordination of the Delaware Corp. Guaranty to the Bank Facility.

Covenants:        Note to contain the following covenants and such other
                  covenants as may be mutually agreed upon:

                  A. Hong Kong shall not grant any security interests in its assets to secure indebtedness for borrowed money, except for liens existing at closing, and liens in connection with the Bank Facility and other Senior Indebtedness;

                  B. Hong Kong shall not engage in any business other than the businesses conducted by Delaware Corp. or any of its subsidiaries on the closing date and other businesses related or incidental thereto;

                  C. Hong Kong shall deliver periodic financial information to Maxtor; and

                  D. At reasonable times and upon reasonable notice, Hong Kong shall permit Maxtor to inspect its properties.

Events of
Default: Events of Default to be mutually agreed upon. Specific Events of Default relating to Hong Kong:

                  A.       Dissolution or winding up of Hong Kong;

                  B. Bankruptcy or similar proceeding initiated by or against Hong Kong; and

                  C. Payment default under Senior Indebtedness; non-payment default under the Bank Facility; and non-payment default under Senior Indebtedness other than the Bank Facility if the aggregate amount of such Senior Indebtedness equals or exceeds $5,000,000. (Upon the waiver or cure any such default or event of default under such Senior Indebtedness, the cross-default caused under the Note shall be automatically waived).

Remedies:         A.      Increase in interest rate

                  B.       May accelerate principal balance

                  C.       May exercise rights and remedies granted by law

Assignments:      Assignments permitted only on the terms applicable to the
                  Delaware Corp. Guaranty.

Offsets: Offsets permitted only on the terms applicable to the Delaware Corp. Guaranty.

Governing Law:    California, except that the subordination provisions shall be governed by New York law.

Venue: Hong Kong submits to jurisdiction of California and New York courts.

                                    EXHIBIT B

                    INTERNATIONAL MANUFACTURING SERVICES INC.

                  TERMS OF LONG TERM NOTE TO MAXTOR CORPORATION


                              Issuer:IMS Thailand.

               Consideration:Issued as payment for stock redeemed.

                           Amount:Two Million Dollars.

  All other terms shall mirror those applicable to the Notes issued to Maxtor
   Corporation by IMS Hong Kong and IMS Delaware, except that except that the interest rate shall be three and five tenths percent (3.5%) per annum until the first anniversary, and then shall be changed to the Bank
           Facility Interest Rate minus three and five tenths (3.5%).

                    INTERNATIONAL MANUFACTURING SERVICES INC.

                  TERMS OF LONG TERM NOTE TO MAXTOR CORPORATION


Issuer:           IMS Delaware.

Consideration:    Issued as payment for stock redeemed.

Amount:           One Million Seven Hundred Thousand Dollars.

All other terms shall mirror those applicable to the Notes issued to Maxtor Corporation by IMS Hong Kong and IMS Thailand, except that the interest rate shall be seven percent (7%) per annum until the first anniversary, and then shall be changed to the Bank Facility Interest Rate plus one percent (1%).

                                   SCHEDULE A

                           ALLOCATION OF IPO PROCEEDS



IPO PROCEEDS            PAYABLE TO BANK
   AMOUNT*                  GROUP**             PAYABLE TO MAXTOR          PAYABLE TO IMS
------------            ---------------         -----------------          --------------

$30,000,000                   10                        12                        8
 35,000,000                   10                        15                       10
 40,000,000                   10                        19                       11
 45,000,000                   10                        20                       15
 50,000,000                   10                        20                       20

* In the event the IPO Proceeds Amount is (i) less than $30,000,000, then IPO Proceeds Amount payable to Maxtor and IMS shall be reduced on a pro rata basis; (ii) greater than $50,000,000, then the IPO Proceeds Amount payable to IMS shall be increased by such excess amount; (iii) in between two of the amounts set forth above, then the IPO Proceeds Amount payable to Maxtor and IMS shall be interpolated in the ratios set forth in the above table (until Maxtor is paid in full).

** In the event the IPO Proceeds Amount payable to the Bank Group is greater than or less than $10,000,000, then the IPO Proceeds Amount payable to Maxtor and IMS shall be decreased or increased, as applicable, on a pro rata basis (until Maxtor is paid in full).

                                    EXHIBIT C
                   INTERNATIONAL MANUFACTURING SERVICES, INC.

                               OFFICER CERTIFICATE

         Pursuant to Section 8.6(c) of the Redemption Agreement, dated May 16, 1996, by and between International Manufacturing Services, Inc., a Delaware corporation ("IMS Delaware"), and Maxtor Corporation, a Delaware corporation ("Maxtor") (the "Redemption Agreement"), the undersigned, Robert G. Behlman, hereby certifies to Maxtor on behalf of the IMS Delaware that:

1. To the undersigned's current actual knowledge, he is the duly elected, qualified and acting President and Chief Executive Officer of IMS Delaware and is authorized to execute this certificate on behalf of the management of IMS Delaware and in that capacity is familiar with the operations of the Company (as defined in the Redemption Agreement).

2. The undersigned has carefully reviewed the Redemption Agreement and the related Disclosure Schedule.

3. To the undersigned's current actual knowledge, after duly inquiring orally as to the actual knowledge of Julie Mahowald, N.K. Quek, and Monica Fung, but without any further investigation, the representations and warranties made by Maxtor in the Sections 3.5(a), (b), (d), (e),
         (f), (g), (i), (j)(ii), (k), (o), (p), (q) and (r) (exclusively with respect to the representations set forth in this certificate), 3.7, 3.9(a)(iii) and (v), 3.10, 3.11, 3.15(c) and (e), 3.19, 3.20(a)(i), (c)
         and (d), 3.24, 3.25 and 3.26 of the Redemption Agreement (considered collectively), after giving effect to any update to the Disclosure Schedule delivered in accordance with Section 5.3 prior to Closing, are accurate in all material respects as of the Closing Date as if made at the Closing Date;

         This IMS Officer Certificate may be relied upon solely by Maxtor for the purpose of making representations and warranties contained in the Redemption Agreement, and may not be relied upon by any other Person, including any other party to the Redemption Agreement and the related Recapitalization Agreement. No Person other than the undersigned shall have any liability hereunder, and the undersigned shall have no liability hereunder except in the case of willful deception or gross negligence. Nothing herein shall affect in any way any obligation of Maxtor, whether pursuant to contract, law or otherwise, to indemnify Robert G. Behlman for any matter regardless of whether such matter may be covered by one or more representation or warranty referenced to above. In addition, nothing herein shall affect in any way the indemnification obligations of Maxtor to any Indemnitee pursuant to the Recapitalization Agreement.

         All capitalized terms not otherwise defined herein shall have the meaning set forth in the Redemption Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this IMS Officer Certificate this ____ day of June, 1996.

                                      INTERNATIONAL MANUFACTURING SERVICES, INC.


                                      -----------------------------------------
                                      Robert G. Behlman,
                                      President and Chief Executive Officer

                                    EXHIBIT E

                      FORM OF TRANSITION SERVICES AGREEMENT

                          TRANSITION SERVICES AGREEMENT


         This Transition Services Agreement ("Agreement") is entered into by and between Maxtor Corporation, a Delaware corporation, with its principal place of business at 211 River Oaks Parkway, San Jose, California 95134, USA ("Maxtor") and International Manufacturing Services, Inc., a Delaware corporation, with its principal place of business at 211 River Oaks Parkway, San Jose, California 95134, USA ("IMS"). This Agreement is effective as of May 16, 1996 ("Effective Date").

                                    RECITALS

         WHEREAS, concurrent with the execution of this Agreement, Maxtor and IMS will close certain related transactions set forth in that certain Recapitalization Agreement, Redemption Agreement and Stockholders Agreement of even date herewith, and will execute that certain Manufacturing Services Agreement of even date herewith (collectively, the "Related Agreements");

         WHEREAS, IMS wishes to-procure certain services from Maxtor;

         WHEREAS, Maxtor is willing to provide such services on the terms and conditions set forth below;

         NOW THEREFORE, in consideration of the mutual promises and covenants set forth in the Related Agreements and herein, the parties agree as follows:

                                    AGREEMENT

         D. Services Appendix. IMS will purchase and Maxtor will provide the services set forth in Exhibit A. as amended from time to time by mutual agreement ("Services"). The Services are currently being provided by Maxtor to IMS as Maxtor's wholly-owned subsidiary. Maxtor will continue to provide these Services in a manner similar to the services as currently provided for the period of this Agreement, subject to the provisions of Section 5.

         E. Purchase Price. Fees for Services are to be based upon current transfer pricing levels unless such levels have not been established. In such case, pricing shall be at Maxtor's reasonable cost. Maxtor shall be entitled to increase any and all pricing levels in an amount commensurate with actual cost increases. The Services and the corresponding fees as of the Effective Date are set forth in Exhibit A.

         F. Payment Term. As of the Effective Date, payment for Services shall be fifteen (15) days from invoice date. Thirty (30) days thereafter, payment terms shall be twenty (20) days from invoice date. Sixty (60) days from the Effective Date and thereafter, payment terms shall be net thirty (30) days from receipt of invoice by IMS. During the transition period herein .defined, the same payment terms shall apply under the Manufacturing Services Agreement being executed concurrently by the parties. All invoices shall be paid in U.S. dollars.

         G. Term and Termination. The term of this Agreement shall begin on the Effective Date and continue for 6 months thereafter unless earlier terminated as provided herein and subject to section 5 below. Either party may terminate this Agreement for default by the other party of any material obligation, unless the defaulting party cures such material breach within thirty
(30) days after receipt of written notice from the non-defaulting party. Additionally, IMS may terminate, in whole or in part, any of the Services provided upon fifteen (15) days written notification to Maxtor. Except for Services referred to in Section 5 hereafter, IMS has the option to extend this agreement for Services not previously canceled by written notice and subject to Maxtor's acceptance, which may be conditioned on the scope, type and price of added services.

         H. Office Space and Related Services. Subject to compliance by IMS with such facility security requirements as may be established by Maxtor from time to time, Maxtor shall continue to provide office space and related services to IMS in its current location as specified in Exhibit A throughout the term of this Agreement including any extension under Section 4, or until Maxtor moves its principal offices, whichever is earlier. Following written notice from Maxtor that it is moving out of its current space, IMS shall have ninety (90) days to relocate to its own office space and to provide its own related services. If, however, IMS is not successful in locating its own space, IMS may request and Maxtor may, at its sole option, continue to provide equivalent office space and related services in its new facilities.

         I. Indemnification. Each party hereto ("Indemnitor") shall defend, indemnify and hold harmless the other ("Indemnitee") from and against all actions, claims, liabilities, losses and expenses (including reasonable attorneys' fees) where it is alleged that the tortious conduct of Indemnitor related to its performance hereunder has proximately caused death or injury to persons or damage to real or tangible personal property.

         J. No Warranty. All Services are provided by Maxtor AS IS, with no warranty, express, implied or statutory of any kind. Except for the express obligations undertaken by Maxtor herein, Maxtor disclaims any warranties as to the nature or quality of the Services. IMS assumes sole responsibility for determining whether the Services are appropriate to IMS' requirements.

         K. Limits of Liability. Maxtor shall not be responsible for indirect, special, or consequential damages of any kind (including, without limitation, lost profits or revenues), whether or not informed of the possibility thereof, or for direct damages in excess of the aggregate fees paid to Maxtor by IMS hereunder.

         L.       Miscellaneous Provisions.

                  1        Entire Agreement. This Agreement constitutes the
entire agreement
between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating thereto. This Agreement may not be modified except by a writing signed by an authorized representative of both parties.

                  2        Independent Contractor. The relationship of the
parties established by this Agreement is that of independent contractors, and nothing contained herein shall be constructed to constitute either party as the agent of the other party or as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

                  3        Advertising. No advertising by either party shall
display or contain any trademarks or references to the other party without the other part's prior written approval.

                  4        Assignment and Subcontracting. This Agreement may not
be assigned by either party without the advance written consent of the other party, which shall not be unreasonably withhold, except to its affiliate or subsidiary or pursuant to a merger, sale of all or substantially all of its assets, or other corporate reorganization.

                  5        Force Majeure. Except for IMS' payment obligations,
neither party, shall be liable to the other party arising out of delays or failures to perform under the Agreement to the extent that any such delays or failures result from any cause beyond the reasonable control of the party affected by a force majeure event. If any such force majeure extends to beyond ninety (90) days, either party shall have the right to terminate this Agreement upon written notice to the other party.

                  6        Governing Law. This Agreement shall be governed by
the laws of the State of California, without reference to conflict of laws principles.

                  7        Venue. All disputes arising under this Agreement
shall be brought in the Superior Court of the State of California in Santa Clara County or the Federal District Court of San Jose, California, as applicable. The Superior Court of Santa Clara County and the Federal District Court of San Jose shall each have exclusive jurisdiction over disputes under this Agreement. Both parties consent to the personal jurisdiction of the above courts.

                  8        English Language. This Agreement is executed in the
English language only, and any transitions hereof are of no force and effect.

                  9        Invalidity. If any provisions or portion thereof of
this Agreement is held to be unenforceable or invalid, the remaining provisions and portions thereof shall nevertheless be given full force and effect.

                  10       No Waiver. No failure to delay on the part of either
party in exercising any right or remedy hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in a writing signed by the party granting such waiver.

                  11       No Licenses Created. Nothing contained in this
Agreement shall be construed as conferring any license, right to use or other right with respect to information, trademark or trade names of either party.

                  12       Counterparts. This Agreement may be executed in
counterparts, all of which taken together shall constitute one single agreement between the parties.

                  13       Limitation of Actions. No action, regardless of form,
arising out of this Agreement, may be brought by either party more than one year after the cause of action has arisen.

                  14       Survival. Sections 6 through 9 shall survive any
expiration or termination of this Agreement.

                  15       Construction. This Agreement has been negotiated by
the parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Any ambiguity will not be interpreted against the drafting party.

         IN WITNESS WHEREOF, Maxtor and IMS have caused this Transition Services Agreement to be executed by their respective officers, duly authorized.

MAXTOR:                                IMS:

Maxtor Corporation                     International Manufacturing Services,
Inc.


By:_______________________________     By:_______________________________

Name:_____________________________     Name:_____________________________

Title:____________________________     Title:____________________________

                                    EXHIBIT A

                                SERVICES APPENDIX

I.       Description of Services

         A. Receivables Accounting and Cash Collections. Maxtor will continue to print invoices based upon data input by IMS and apply the cash receipts against outstanding invoices by customer.

         B. Accounts Payable Accounting and Payment Made to Vendors. Maxtor will continue to process and voucher vendor invoices, as well as process weekly check runs to pay the vendor invoices. Maxtor will be available to process manual checks on an as needed basis. When separate bank accounts have been established by IMS, IMS must provide the checks which are compatible with Maxtor's printer. Maxtor will continue to process expense reports after IMS has approved them for payment.

         C. General Accounting and Support. Maxtor will continue to process (but not approve) monthly journal vouchers (posted directly to IMS accounts) and the bi-weekly payroll. The payroll process will affect the IMS accounts directly rather than be processed into Maxtor's accounts and be billed as an intercompany transaction. Maxtor will continue to capitalize into property, plant and equipment and perform month end procedures to reconcile the IMS property, plant and equipment accounts (including depreciation accounts). Maxtor will continue to print general ledgers as currently supplied to IMS.

         D. Financial Statements Preparation. Maxtor will make available its personnel to answer any questions and provide supporting data to IMS while performing its monthly consolidation procedures. IMS will be responsible for filing its government compliance reports effective for all reports requiring information as of and subsequent to April 1, 1996.

         E. Credit Management. Maxtor will continue to provide and update credit evaluation procedures of current and potential future IMS customers in the same capacity as currently performed.

         F. Foreign Exchange Management. Maxtor will purchase foreign currencies on IMS' behalf at spot rates as instructed by IMS approved personnel.

         G. Data Processing Support. Maxtor will continue to provide information system support including data base maintenance and general ledger application and will continue to provide month end reports as currently provided. Maxtor will also make available EDS support for immediate computer needs.

         H. Office Space and Related Services. Subject to Section 5 of the Agreement, Maxtor will continue to provide the same office space as currently used and will continue to make available copies, telephone services, securities, supplies and e-mail access so IMS has adequate facilities to perform its work efforts.

         I. Health and Insurance Coverage. Except in cases where Maxtor's health and insurance providers decline to extend coverage, U.S.-based employees of IMS shall continue to have health and insurance coverage as currently provided under Maxtor's plans.

II.      Fees for Services

         The fees below are subject to change by Maxtor in an amount commensurate with any increased direct cost to Maxtor.


------------------------------------------------------------------------------------------
                                    Service                                    Monthly Fee
------------------------------------------------------------------------------------------
1.      Receivables Accounting and Cash Collections                                 $2,300
------------------------------------------------------------------------------------------
2.      Accounts Payable Accounting and Payment Made to Vendors.                     1,000
------------------------------------------------------------------------------------------
3.      General Accounting and Support.                                              1,000
------------------------------------------------------------------------------------------
4.      Financial Statements Preparation.                                              500
------------------------------------------------------------------------------------------
5.      Credit Management.                                                           1,000
------------------------------------------------------------------------------------------
6.      Foreign Exchange Management.                                                 1,000
------------------------------------------------------------------------------------------
7.      Data Processing Support.                                                     3,000
------------------------------------------------------------------------------------------
8.      Office Space and Related Services.                                           5,200
------------------------------------------------------------------------------------------
                                                                    TOTAL:         $15,000
------------------------------------------------------------------------------------------


         The fees for health and insurance coverage shall be as quoted by the provider on a per employee basis.